As filed with the Securities and Exchange Commission on January 3, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ETHANEX ENERGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	2860	Pending
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14500 Parallel Road, Suite A
Basehor, KS 66007
(913) 724-4106
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Albert Knapp, Chief Executive Officer
14500 Parallel Road, Suite A
Basehor, KS 66007
(913) 724-4106
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Kenneth S. Goodwin, Esq.	Louis W. Zehil, Esq.
Gottbetter & Partners, LLP	McGuireWoods LLP
488 Madison Avenue, 12th Floor	1345 Avenue of the Americas, 7th Floor
New York, New York 10022	New York, NY 10105
(212) 400-6900	(212) 548-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (2)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Shares of common stock, par value $0.001 per share, and common stock underlying warrants	41,000,000	(1)	$1.58	$64,780,000	$6,931

(1) Includes 22,500,000 shares of common stock and 18,500,000 shares of common stock issuable upon the exercise of warrants.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale price of the common stock as reported by the OTC Bulletin Board on December 28, 2006 in accordance with Rule 457 (c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 3, 2006

ETHANEX ENERGY, INC.

Prospectus

41,000,000 shares of common stock

This prospectus relates to the offering by the selling stockholders of Ethanex Energy, Inc. of up to 41,000,000 shares of our common stock, par value $0.001 per share. Those shares of common stock include 22,500,000 shares of common stock and 18,500,000 shares of common stock underlying warrants, issued to certain investors and financial advisors in a private offering. We are registering the offer and sale of the common stock, including common stock underlying warrants, to satisfy registration rights we have granted to the selling stockholders.

We will not receive any proceeds from the sale of common stock by the selling stockholders. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling stockholders. We intend to use any proceeds received from the selling stockholders’ exercise of the warrants for working capital and general corporate purposes.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution”.

Our common stock is traded on the OTC Bulletin Board under the symbol “EHNX.OB” On December 22, 2006 the closing price of the common stock was $1.87 per share.

Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the Risk Factors beginning on page 4 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated         , 2006

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TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
SELLING STOCKHOLDERS	16
USE OF PROCEEDS	30
DETERMINATION OF OFFERING PRICE	30
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	30
DIVIDEND POLICY	31
MANAGEMENT’S PLAN OF OPERATION	31
BUSINESS	34
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
EXECUTIVE COMPENSATION	53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	56
PLAN OF DISTRIBUTION	57
DESCRIPTION OF SECURITIES	59
LEGAL MATTERS	61
EXPERTS	61
WHERE YOU CAN FIND MORE INFORMATION	61
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	62
FINANCIAL STATEMENTS	F-1

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SUMMARY

This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed under Risk Factors, and our financial statements and the accompanying notes.

In this prospectus, “Ethanex Energy,” “the Company,” “we,” “us,” and “our” refer to Ethanex Energy, Inc., a Nevada corporation, and its subsidiaries taken as in whole, unless the context requires otherwise.

Our Company

On September 1, 2006, (the “Closing Date”), we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Ethanex North America Acquisition Corp., our wholly owned subsidiary (“Acquisition Sub”), and Ethanex Energy North America, Inc., a Delaware Corporation (“Ethanex N.A.”). On the Closing Date, Acquisition Sub merged with and into Ethanex N.A., with Ethanex N.A. remaining as the surviving corporation and our wholly-owned subsidiary (the “Merger”). On the Closing Date, the holders of Ethanex N.A.’s issued and outstanding capital stock before the Merger surrendered all of their issued and outstanding capital stock of Ethanex N.A. and received 46,000,000 shares of our common stock, par value $0.001 per share. Our stockholders immediately prior to the Merger retained 14,000,000 shares of our common stock.

Our primary operations are now those of Ethanex N.A. Our business strategy is to engage in the acquisition, restructuring, and operation of renewable energy assets. Initially, we plan to produce ethanol and its animal feed by-products. The Company is a development stage company that has been engaged in product development and pre-operational activities since its formation. As a company we have no operating history as a producer of ethanol and have not constructed any ethanol plants to date. We have not earned any revenues to date, and expect that our current capital and other existing resources will be sufficient only to provide a limited amount of working capital. The Company will require substantial additional capital to implement our business plan, and it may be unable to obtain the capital required. Our management, with the exception of our Chief Financial Officer, does not have extensive experience in public company matters, which could impair our ability to comply with legal and regulatory requirements.

Recent Developments

On August 3, 2006, Ethanex N.A. closed a private offering (the “Offering”) of 20,000,000 units of its securities, each unit consisting of one share of Class B common stock of Ethanex N.A. and a warrant to purchase one share of Class B common stock for a period of five years at an exercise price of $1.50 per share, which warrants were callable by Ethanex N.A. under certain circumstances. The investors in the Offering collectively purchased 20,000,000 units for total consideration of $20,000,000.

The sale of the units (including the Class B common stock, the warrants and the Class B common stock underlying the warrants) in the Offering was exempt from registration under Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission (the “SEC”).

In contemplation of the closing of the Merger, and in connection with the Offering, the holders of all of the shares of Class A common stock of Ethanex N.A. and the holders of all of the shares of Class B common stock of Ethanex N.A., with the exception of 12 Class B common stock holders, executed an irrevocable proxy in favor of Tompkins Capital Group, or its designee, giving such proxy holder the power, until August 31, 2007, to vote their shares of Class A common stock and Class B common stock in favor of the Merger.

Canaccord Capital Corporation and Sanders Morris Harris, Inc. acted as placement agents in connection with the Offering and received fees of $127,750 and $228,750, respectively.

On the Closing Date, each share of Class B common stock of Ethanex N.A. issued and outstanding before the Merger was converted into one share of our common stock. Each warrant for the purchase of shares of Class B common stock of Ethanex N.A. issued and outstanding before the Merger was converted into a warrant to purchase the same number of shares of our common stock on the same terms and conditions as the Ethanex Class B warrants.

Gamma Capital Partners, LLC was issued 1,000,000 shares of our common stock for finder and advisory fees in connection with the Merger.

In July 2006, we entered into a letter of intent with SEMO Milling, LLC and on August 4, 2006 entered into a definitive Joint Venture Agreement, and ancillary agreements related thereto, to build a 132 MMGY ethanol plant co-located with SEMO Milling’s dry corn mill production facility at the SEMO port authority in Scott City, Missouri. We intend to build the ethanol plant using next generation ethanol production technology, including corn fractionation. If this technology proves feasible, we intend to market next generation fractionation technology to existing ethanol plants as a means for such plants to lower their production costs in exchange for equity interests in those plants.

On August 3, 2006, Ethanex N.A. acquired all of the capital stock of IPT Ethanol, Inc., a then-wholly owned subsidiary of Industrial Power Technology, a California corporation (“IPT”). IPT Ethanol, Inc. was assigned the rights to a Letter of Understanding entered into between IPT and a New York Stock Exchange-listed electric utility located in the Midwest, for the joint evaluation of the environmental and operational impact of siting a 132 million gallon per year (“MMGY”) ethanol plant at a large coal-fired generating facility owned by the electric utility. The Letter of Understanding provides us with an exclusive study period ending February 15, 2007.

On September 17, 2006, we entered into a joint venture agreement with Star Ethanol, LLC to construct and operate a 132 MMGY ethanol facility in Franklin County, Illinois utilizing fractionation technology in the production of ethanol and ethanol-related products. The Company is currently watching potentially more advantageous sites in Southern Illinois. The plant construction is expected to begin during the first half of 2007 and the plant is expected to be completed by the end of 2008. Once operational, we will operate the plant and market the ethanol and ethanol related products produced there.

On October 10, 2006 we announced, together with Chevron Energy Solutions Company, that we were commencing preliminary work to develop ethanol production plants with Chevron Energy Solutions Company. Under our agreement, Chevron Energy Solutions Company will perform engineering, geotechnical studies, site, and civil design work for a proposal to develop and construct ethanol plants. The proposal will contain details necessary for our negotiation of contracts to engineer, procure and construct at least three ethanol plants by 2007. Chevron Energy Solutions Company is a subsidiary of Chevron Corporation.

Ethanol Industry

Ethanol is marketed across the United States as a gasoline blend component that serves as an octane enhancer, a clean air additive and a renewable fuel resource. It is used by refiners to meet clean air standards and to improve refinery production by increasing octane levels and extending fuel supplies. We expect the use of ethanol to continue to grow as a result of the following factors:

  Source of octane to replace MTBE. In recent years, as a result of health and environmental concerns, 25 states have banned or significantly limited the use of methyl tertiary-butyl ether (“MTBE”). The need for additional octane and clean blend components has created additional demand for ethanol as refiners use ethanol in place of MTBE.
  Improved refiner economics. As ethanol demand and capacity expands, refiners are increasing production of suboctane blend stocks. Refiners are typically able to produce suboctane fuel at a lower cost and in greater quantities than finished gasoline. Adding ethanol increases octane and benefits the refiner by expanding the volume of the gasoline it is able to sell.

  Favorable production economics relative to gasoline. We believe that our cost of producing a gallon of ethanol will be lower than the cost incurred by refiners to produce a gallon of gasoline. We believe this will enable ethanol to grow not only as a strategic blend component, but also as an alternative to gasoline in the form of E85, a fuel blend composed of up to 85% ethanol.
  Strong legislative and government policy support. The Energy Policy Act of 2005, or the Energy Policy Act, mandates a baseline use of renewable fuels, such as ethanol, by petroleum producers commencing at 4.0 billion gallons per year, or BGY, in 2006 and increasing to 7.5 BGY by 2012. In addition, in January 2006, President Bush announced, in his State of the Union address, support for the use of ethanol in motor vehicles as a clean, renewable fuel to replace foreign crude oil and diversify the U.S. fuel supply.
  Shortage of domestic petroleum refining capacity. According to the Energy Information Administration, while domestic petroleum refining capacity has decreased approximately 5% from 1980 to 2005, domestic demand has increased 21% over the same period. The Energy Information Administration expects growth in petroleum refining capacity to average 1.3% per year until 2025, with demand for refined petroleum products growing at 1.5% per year over the same period. Because ethanol is blended with gasoline after the refining process, it directly increases domestic fuel supplies.
Corporate Information

Ethanex Energy, Inc. was incorporated under the laws of the State of Nevada on November 4, 2004. Our principal executive offices are located at 14500 Parallel Road, Suite A, Basehor, KS 66007. The telephone number at our principal executive offices is (913) 724-4106. Our website address is www.ethanexenergy.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common stock currently outstanding (1)	63,987,889 shares

Common stock offered by the selling stockholders	22,500,000 shares

Common stock offered by the selling stockholders issuable upon exercise of Warrants	18,500,000 shares

Common stock outstanding after the offering (2)	82,407,889 shares

Use of Proceeds
We will not receive any proceeds from the sale of common stock offered by this prospectus. We will receive the proceeds from any warrant exercises, which we intend to use for general corporate purposes, including for working capital.

OTC Bulletin Board Symbol	EHNX.OB

(1) Includes 22,500,000 shares of common stock which will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the SEC.

(2) Assumes the full exercise of the warrants held by the selling stockholders to acquire 18,500,000 shares of common stock and excludes shares subject to outstanding but unexercised stock options.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk. Only those investors who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following risk factors in evaluating whether to invest in our company.

Risks Related to the Company’s Business

We have had no operating history as a producer of ethanol or dried distillers grain with solubles (“DDGS”).

As a Company we have no operating history in our contemplated ethanol production business and, to date, have not earned any revenues. Accordingly, it may be difficult for investors to evaluate our business prospects.

We depend on the implementation of our business plan, including our ability to make future investments. There can be no assurance that our efforts will ultimately be successful or result in revenues or profits. We cannot assure you that investors will not lose their entire investment.

Moreover, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly in a short amount of time.

Some of these risks relate to our potential inability to:

•	effectively manage our contemplated business and operations;

•	recruit and retain key personnel;

•	successfully create and maintain the low-cost structure we envision as we expand the scale of our business;

•	manage rapid growth in personnel and operations;

•	develop new products that complement our contemplated business; and

•	successfully address the other risks described throughout this prospectus.

If we cannot successfully address these risks, our contemplated business and the results of our contemplated operations and financial position would suffer.

Our ability to execute our business plan depends on conditions, the satisfaction of which are not under our control.

Our ability to successfully execute our business plan depends on the satisfaction of several conditions. Our ability to satisfy these conditions may be, in part or in whole, beyond our control. The principal conditions to be satisfied include:

•	reaching definitive agreements for the development, construction and operation of the contemplated facilities or, if a contemplated facility is not feasible, one or more other sites;

•	entering into satisfactory agreements for the acquisition of existing, operational ethanol production facilities;

•	entering into satisfactory agreements for the expansion of existing ethanol facilities that we may be able to acquire;

•	obtaining all required permits and consents from third parties for our anticipated acquisition and expansion of existing facilities, as well as for the future operation of those facilities;

•
entering into satisfactory agreements to acquire or otherwise participate in planned ethanol production facilities which may or may not have sufficient permits and consents at the time of acquisition; and

•
entering into satisfactory agreements, on either a spot market or forward basis, for the sale of our ethanol production or the purchase of feedstock, natural gas and other materials or services needed for operation.

As we have yet to begin full operation as a business, there is no certainty that we will be able to achieve satisfaction of any or all of the above conditions. Furthermore, to achieve satisfaction, it is likely that we will be required to raise substantial additional amounts of capital, including equity capital. The terms on which such equity capital may be raised, if available at all, may be dilutive and otherwise disadvantageous to our existing stockholders.

The results of operations, financial position and business outlook of our planned business depend highly on commodity prices, which are subject to significant volatility and uncertainty and the availability of supplies. Accordingly, any results of our contemplated business could fluctuate substantially.

Anticipated results may substantially depend on commodity prices, especially prices for corn and corn by-products, natural gas, ethanol, and unleaded gasoline.

As a result of the volatility of the prices for commodities, anticipated results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply ethanol or purchase corn, natural gas or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks.

Our business is likely to be highly sensitive to corn prices, and we generally will be unable to pass on increases in corn prices to our customers.

The principal raw material we expect to use to produce ethanol and co-products, including dry and wet distillers grains, is corn. As a result, changes in the price of corn can significantly affect our contemplated business. In general, rising corn prices produce lower profit margins. Because ethanol competes with non-corn-based fuels, we are not likely to be able to pass along increased corn costs to customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. Over the ten-year period from 1996 through 2005, corn prices (based on the Chicago Board of Trade daily futures data) have ranged from a low of $1.75 per bushel in 2000 to a high of $5.48 per bushel in 1996, with prices averaging $2.47 per bushel during this period.

Weather conditions and other factors affecting crop yields, farmer planting decisions, and general economic, market and regulatory factors all influence the price of corn. Government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply also impact the price. The significance and relative effects of these factors on the price of corn are difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our business. In addition, ethanol producers may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. Such a shortage could require us to suspend our contemplated operations until corn becomes available at acceptable terms, which would have a material adverse effect on our profits and revenues, thus affecting our financial position. The price paid for corn at a facility could increase if an additional ethanol production facility is built in the same general vicinity.

The spread between ethanol and corn prices can vary significantly, and the recent high levels of these spreads are unlikely to remain.

The gross margin of our anticipated business depends principally on the spread between ethanol and corn prices. During the five-year period from 2001 to 2005, ethanol prices (based on average U.S. ethanol rack prices from Bloomberg, L.P.) have ranged from a low of $0.94 per gallon to a high of $2.76 per gallon, averaging $1.50 per gallon during this period. In recent periods, the spread between ethanol and corn prices has been at a historically high level, driven in large part by high oil prices and historically low corn prices. During 2005, however, this spread fluctuated widely and, because of the unusual degree of spread in current markets, fluctuations are likely to continue to occur. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, would adversely affect our anticipated results of operations and financial position.

The market for coal and natural gas is subject to market conditions that create uncertainty in the price and availability of the coal and natural gas that we may use in our anticipated manufacturing process.

Our contemplated business may rely upon third parties for supplies of coal or natural gas or both, which is consumed in the manufacture of ethanol. The prices for, and availability of, coal and natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control, such as higher prices resulting from colder than average weather conditions and overall economic conditions. Significant disruptions in the supply of coal and natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in coal and natural gas prices or changes in coal and natural gas costs relative to natural gas costs paid by competitors could adversely affect our anticipated results of operations and financial position. The price fluctuations in natural gas prices over the six-year period from December 31, 1999 through December 28, 2005, based on the NYMEX daily futures data, has ranged from a low of $1.83 per MMBTU in 2001 to a high of $13.91 per MMBTU in 2005, averaging $5.25 per MMBTU during this period.

Fluctuations in the selling price and production cost of gasoline may reduce our anticipated profit margins, if profits are achieved.

Ethanol is marketed both as a fuel additive to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and our anticipated results of operations and financial position may be materially adversely affected if gasoline demand or prices decrease. Historically, the price of a gallon of gasoline has been lower than the cost to produce a gallon of ethanol. In addition, some of the sales contracts into which we may enter may provide for pricing on an indexed basis, so that the price we may receive for products sold under these arrangements will be adjusted as gasoline prices change.

Our anticipated business will be subject to seasonal fluctuations.

Our anticipated operating results are likely to be influenced by seasonal fluctuations in the price of our primary operating inputs, corn and coal or natural gas or both, and the price of our primary product, ethanol. The spot price of corn tends to rise during the spring planting season in May and June and tends to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, ethanol prices are substantially correlated with the price of unleaded gasoline especially in connection with indexed, gas-plus sales contracts. The price of unleaded gasoline tends to rise during each of the summer and winter. Given our lack of operating history, we do not know yet how these seasonal fluctuations will affect our results over time.

If we engage in hedging transactions and other risk mitigation strategies, those strategies could harm our financial results.

It is possible that, in an attempt to partially offset the effects of volatility of ethanol prices and corn and natural gas costs, we will enter into contracts to supply a portion of our ethanol production or purchase a portion of our corn or natural gas requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures contracts for corn, natural gas and unleaded gasoline from time to time. The price of unleaded gasoline also affects the price we may receive for ethanol under indexed contracts. The financial statement impact of these activities depends upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts. Hedging arrangements, if entered into, will also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn and natural gas) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and natural gas and an increased cash price for ethanol. If we do hedge, we may also vary the amount of hedging or other risk mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial position may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol or unleaded gasoline.

We may substantially depend on one or two facilities, and any operational disruption could result in a reduction of sales volumes and could cause us to incur substantial losses.

Most of our anticipated revenues will be derived from the sale of ethanol and the related co-products that we plan to produce. Once commenced, our anticipated operations may be subject to significant interruption if any of our facilities experience a major accident or are damaged by severe weather or other natural disasters. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in the ethanol industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. The insurance that we plan to obtain, if obtained, may not be adequate to cover fully the potential operational hazards described above.

We may not be able to implement our business plan for acquisition and expansion as planned or at all.

We plan to grow our contemplated business by investing in new or existing facilities. We believe that there is increasing competition for suitable sites. Therefore, we may not find suitable additional sites for construction of new facilities or other suitable expansion opportunities.

We will need financing to implement our business strategies, and we may not have access to the funding required or such funding may not be available to us on acceptable terms. We may finance the expansion of our business with additional indebtedness or by issuing additional equity securities. We could face financial risks associated with incurring additional indebtedness, such as reducing our liquidity and access to financial markets and increasing the amount of cash flow required to service such indebtedness, or associated with issuing additional stock, such as dilution of ownership and earnings.

We must also obtain numerous regulatory approvals and permits in order to construct and operate additional or expanded facilities. These requirements may not be satisfied in a timely manner or at all. In addition, federal and state governmental requirements may substantially increase our costs, which could have a material adverse effect on the results of our contemplated operations and financial position. Our contemplated expansion plans may also result in other unanticipated adverse consequences, such as diverting management’s attention from our existing operations.

Our anticipated construction costs may also increase to levels that would make a new facility too expensive to complete or unprofitable to operate. Contractors, engineering firms, construction firms, and equipment suppliers also receive requests and orders from other ethanol companies and, therefore, we may not be able to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportation constraints, adverse weather, unforeseen difficulties or labor issues, any of which could prevent us from commencing operations as expected at our facilities.

Accordingly, we may not be able to implement our acquisition or expansion strategy as planned or at all. We may not find additional appropriate sites for new facilities and we may not be able to finance, construct, develop, or operate these new or expanded facilities successfully.

Potential future acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt business, dilute stockholder value, and adversely affect financial results.

As part of our business strategy, we may consider acquisitions of building sites, production facilities, storage or distribution facilities and selected infrastructure. We may not find suitable acquisition opportunities.

Acquisitions involve numerous risks, any of which could harm our contemplated business, including:

•
difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

•	difficulties in supporting and transitioning customers, if any, of the target company or assets;

•	diversion of financial and management resources from existing operations;

•	the price paid or other resources devoted may exceed the value we realize, or the value to be realized if we had allocated the purchase price or other resources to another opportunity;

•	risks of entering new markets or areas in which we have limited or no experience;

•	potential loss of key employees, customers and strategic alliances from our contemplated business or the business of the target;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

•	inability to generate sufficient revenue to offset acquisition costs.

Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders’ interests may be diluted, which could affect the market price of our common stock. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

Growth in the sale and distribution of ethanol depends on the changes to and expansion of related infrastructure which may not occur on a timely basis, if at all, and our contemplated operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside our control for our contemplated operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets;

•	expansion of refining and blending facilities to handle ethanol; and

•	growth in service stations equipped to handle ethanol fuels.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our contemplated products, impede our delivery of those products, impose additional costs on us, or otherwise have a material adverse effect on our results of contemplated operations or financial position. Our contemplated business will depend on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

New ethanol plants under construction or decreases in the demand for ethanol may result in excess U.S. production capacity.

According to the Renewable Fuels Association, domestic ethanol production capacity has increased from 1.9 BGY as of January 2001 to an estimated 5.3 BGY at December 13, 2006. During July and August 2006 ethanol was produced at record and near-record levels of 411.8 million gallons and 427.8 million gallons. The Renewable Fuels Association estimates that, as of December 13, 2006, 109 ethanol refineries were in production with 57 facilities beginning construction and eight under expansion, totaling approximately 4.8 BGY of additional production capacity. Certain of the new refineries are being built in South Dakota, Indiana, Iowa, Wisconsin and New York. The Renewable Fuels Association has reported that, according to information provided to it, there are numerous ethanol projects that are seeking financing. Excess capacity in the ethanol industry would have an adverse effect on our contemplated results of operations, cash flows, and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive can result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover all costs.

We may not be able to compete effectively in the U.S. and foreign ethanol industries.

In the United States, our contemplated business would compete with other corn processors, ethanol producers and refiners. As of November 2006, the top 12 producers accounted for at least 47% of the ethanol production capacity in the U.S. according to the Renewable Fuels Association.

A number of competitors are divisions of substantially larger enterprises and have substantially greater financial resources than we plan to have. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities which do not affect the local price of corn grown in the proximity to the facility as much as larger facilities. In addition, many of these smaller competitors are farmer-owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. A significant portion of production capacity in the ethanol industry consists of smaller-sized facilities. Most new ethanol plants under development across the country are individually owned. In addition, institutional investors and high net worth individuals could heavily invest in ethanol production facilities and oversupply the demand for ethanol, resulting in lower ethanol price levels that might adversely affect the results of our contemplated operations and financial position.

The ethanol industry also includes increasing competition from international suppliers. Although there is a $0.54 per gallon tariff (which is scheduled to expire in 2007) on foreign produced ethanol that is approximately equal to the blenders’ credit, ethanol imports equivalent to up to 7% of total domestic production in any given year from various countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours.

Any increase in domestic or foreign competition could result in reduced ethanol prices. As a result, we could be forced to take other steps to compete effectively, which could adversely affect the results of our contemplated operations and financial position.

The U.S. ethanol industry is highly dependent upon federal and state legislation and regulation, and any changes in legislation or regulation could materially and adversely affect the results of our contemplated operations and financial position.

The elimination or significant reduction in the blenders’ credit could have a material adverse effect on the results of our contemplated operations and financial position. The cost of producing ethanol is made significantly more competitive with regular gasoline by federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors that blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and is scheduled to expire (unless extended) in 2010. The blenders’ credits may not be renewed in 2010 or may be renewed on different terms. In addition, the blenders’ credits, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part. The elimination or significant reduction in the blenders’ credit or other programs benefiting ethanol may have a material adverse effect on the results of our contemplated operations and financial position.

Ethanol can be imported into the United States duty-free from some countries, which may undermine the ethanol industry in the United States.

Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. production per year. Imports from the exempted countries may increase as a result of new plants under development. Since production costs for ethanol in these countries are estimated to be significantly less than what they are in the United States, the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which we sell our ethanol. In May 2006, bills were introduced in both the U.S. House of Representatives and U.S. Senate to repeal the $0.54 per gallon tariff. We do not know the extent to which the volume of imports would increase or the effect on U.S. prices for ethanol if this proposed legislation is enacted or if the tariff is not renewed beyond its current expiration in December 2007. Any changes in the tariff or exemption from the tariff could have a material adverse effect on our results of operations and financial position.

The effect of the renewable fuels standard in the recent Energy Policy Act is uncertain.

The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from MTBE to ethanol. The recently enacted energy bill, however, eliminated the mandated use of oxygenates and established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. Because biodiesel and other renewable fuels in addition to ethanol are counted toward the minimum usage requirements of the renewable fuel standard, the elimination of the oxygenate requirement for reformulated gasoline may result in a decline in ethanol consumption, which in turn could have a material adverse effect on the results of our contemplated operations and financial condition.

The legislation did not include MTBE liability protection sought by refiners, and ethanol producers have generally estimated that this will result in accelerated removal of MTBE and increased demand for ethanol. Refineries may use other possible replacement additives, such as iso-octane, iso-octene or alkylate. Accordingly, the actual demand for ethanol may increase at a lower rate than production for estimated demand, resulting in excess production capacity in our industry, which would negatively affect our results of operations, financial position and cash flows.

Waivers of the renewable fuel standard minimum levels of renewable fuels included in gasoline could have a material adverse affect on the results of our contemplated operations.

Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency (“EPA”), determines that implementing the requirements would severely harm the economy or the environment of a state, a region of the United States, or that there is inadequate supply to meet the requirement. Any waiver of the renewable fuel standard (“RFS”) with respect to one or more states would adversely offset demand for ethanol and could have a material adverse effect on the results of our contemplated operations and financial condition.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

As we pursue our business plan, we will become subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our contemplated facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

Furthermore, upon effecting our plan, we may become liable for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we may arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require expending significant amounts for investigation, cleanup, or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws, or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ethanol production facilities. Present and future environmental laws and regulations (and interpretations thereof) applicable to ethanol operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on the results of our contemplated operations and financial position.

The hazards and risks associated with producing and transporting ethanol and DDGS (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on the results of our contemplated operations and financial position.

We depend upon our officers for management and direction, and the loss of any of these persons could adversely affect our contemplated operations and results.

We depend upon our officers, including our Chief Executive Officer, Chief Operating Officers, Chief Financial Officer and Executive Chairman, for implementation of our proposed expansion strategy and execution of our contemplated business. Our key employees include Albert W. Knapp, III, our Chief Executive Officer; Randall L. Rahm, our Co-Chief Operating Officer; Bryan J. Sherbacow, our Co-Chief Operating Officer and David J. McKittrick, our Chief Financial Officer. We do not maintain “key person” life insurance for any of our officers. The loss of any of our officers could delay or prevent the achievement of our contemplated business objectives.

Our contemplated competitive position, financial position and results of operations may be adversely affected by technological advances.

The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. For instance, any technological advances in the efficiency or cost to produce ethanol from inexpensive, cellulosic sources such as wheat, oat or barley straw could have an adverse effect on our contemplate business, because the facilities we contemplate acquiring are designed to produce ethanol from corn, which is, by comparison, a raw material with other high value uses. We cannot predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to ethanol could significantly reduce demand for or eliminate the need for ethanol.

Any advances in technology which require significant capital expenditures to remain competitive or which reduce demand or prices for ethanol would have a material adverse effect on the results of our operations and financial position.

We may have liabilities arising from its prior business.

Simultaneous with the closing of the Merger, we acquired the business of Ethanex N.A. and will continue the business operations of Ethanex N.A. as a publicly-traded company. Although Ethanex N.A. conducted due diligence, there is a risk that we could be liable for liability arising from our prior business. The Merger Agreement contains a limited stockholder post-closing adjustment to the number of shares of common stock issued to pre-merger Ethanex N.A. stockholders as a means of providing a remedy for breaches of representations made in the Merger Agreement by us, including representations related to undisclosed liabilities, however, there is no comparable protection offered to our other investors. Any such liabilities that may survive the Merger could harm our revenues, business, prospects, financial condition and results of operations upon our acceptance of responsibility for such liabilities.

We may not be able to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of operating losses that are likely to continue in the future. We have included an explanatory paragraph in Note 3 of our unaudited imterim financial statements for the period ended September 30, 2006, to the effect that our significant losses from operations and our dependence on equity and debt financing raise substantial doubt about our ability to continue as a going concern. Our accumulated deficit at September 30, 2006 was $3,473,385.  Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Our operations must begin to provide sufficient revenues to improve our working capital position. If we are unable to become profitable and cannot generate cash flow from our operating activities sufficient to satisfy our current obligations and meet our capital investment objectives, we may be required to raise additional capital or debt to fund our operations, reduce the scope of our operations or discontinue our operations.

Risks Related to Our Common Stock

Shares of ethanol companies that trade in the public markets may be overvalued.

Recently, a number of ethanol companies have entered the public markets. As a result of the continuing influx of the shares of these companies and the levels at which they trade in comparison to the current earnings of these companies, the volatility of the price of our shares may be greater than otherwise. Moreover, adverse movement in the market price of shares of other ethanol producers may adversely affect the value of our shares for reasons related or unrelated to our contemplated business. The presence of these competitive share offerings may also make it more difficult for our stockholders to resell their shares in the public markets.

We have broad discretion over the use of a significant portion of the net proceeds of the Offering. Our management will determine, with its Board of Directors, but without the need for stockholder approval, how to allocate a significant portion of these proceeds. If we do not wisely allocate the proceeds, our business plan could be seriously impacted.

We have broad discretion to allocate a significant portion of the net proceeds of the Offering, subject to certain limitations imposed by the parties arranging the Offering. The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

•	competition, market, and other developments;

•	our ability to attract and retain quality employees;

•	our ability to implement our sales, marketing, product development, manufacturing, and investor/public relations plans; and

•	the on-going accounting, legal, and other costs of being a publicly-traded company.

There is no active public market for our Common Stock, and prospective investors may not be able to resell their shares at their purchase price, if at all.

Although our common stock is currently quoted for trading on the OTC Bulletin Board, there currently is no active public market for our common stock. An active public market for the common stock may not develop or be sustained. The offering price of our common stock in the Offering on August 3, 2006 is not indicative of future market prices.

Investors who purchased securities in the Offering purchased at a price that was not established in a competitive market. The public market may not agree with or accept this valuation, in which case stockholders may not be able to sell their common stock at or above the offering price, if at all. The market price of the common stock has fluctuated significantly since it was first quoted on the OTC Bulletin Board on August 25, 2006. Since this date, through December 22, 2006, the price has fluctuated from a low of $1.87 to a high of $4.85. The price of our common stock may continue to fluctuate significantly in response to factors, some of which are beyond our control, including the following:

•	actual or anticipated variations in operating results;

•	the limited number of holders of the common stock, and the limited liquidity available through the OTC Bulletin Board;

•	changes in financial estimates by securities analysts;

•	changes in the economic performance and/or market valuations of other energy companies;

•	our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; and

•	sales or other transactions involving our capital stock.

Because we became public by means of a reverse merger with an existing company, we may not be able to attract the attention of major brokerage firms and, as a public company, will incur substantial expenses.

Additional risks may exist as we became public through a “reverse merger”. We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of us in the future.

As a result of the Merger, we are publicly-traded and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit, and public reporting of our financial results, business activities, and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we remained privately-held and did not enter into the Merger. In addition, we will incur substantial expenses in connection with the preparation of the Registration Statement and related documents with respect to the registration of the shares issued in the Offering. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

Our management team does not have extensive experience in public company matters.

Our management team has had limited public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws including filing required reports and other information required on a timely basis. We cannot assure you that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

The Common Stock may be considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares. In addition, since the common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our stock.

Sales of a significant number of shares of the common stock in the public market following this registration could harm the market price of the common stock. As additional shares of the common stock become available for resale in the public market pursuant to the registration of the securities issued in the Offering, and otherwise, the supply of the common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks before such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

The securities issued in connection with the Merger are “restricted” securities that have not been registered under federal or state securities laws and will not be freely transferable. Holders of these securities must be prepared to bear the economic risks of investment for an indefinite period of time since the securities cannot be sold unless they are subsequently registered or an exemption from registration is available. We assumed a Registration Rights Agreement pursuant to which certain registration rights were granted under the Securities Act with respect to certain shares of the common stock.

Our principal stockholders will have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our officers, directors, principal stockholders, and their affiliates control 39.6% of our outstanding common stock. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Stockholders should not anticipate receiving cash dividends on our stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We may not be able to effectively manage our growth.

If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

•	meet our capital needs;

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth and our operations, our financial results could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Since our common stock may be considered a “penny stock,” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SELLING STOCKHOLDERS

This prospectus covers 40,000,000 shares of common stock, including shares underlying warrants, sold to investors in the Offering and converted to shares of our common stock in the Merger. Such investors are “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. In addition, this prospectus covers 1,000,000 shares of common stock issued to Gamma Capital Partners, LLC for finder and advisory fees in connection with the Merger. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required, under a registration rights agreement, to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares beneficially owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions. The term “selling stockholder” includes them and their transferees, pledges, donees, or their successors. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to sell securities.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of December 22, 2006. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot estimate the number of shares of common stock that will be held by the selling stockholders upon termination of this Offering because the selling stockholders may offer some or all of their common stock under the Offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in Footnotes 8, 10, 11, 12, 13, 32, 64, 71, 76, 80, 81, 87, 104, 105, 121 and 123 to the table, that 10 of the selling stockholders are broker-dealers and 6 of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this Offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the stockholders listed in the table below acquired their shares in the Offering. Beneficial ownership is calculated based on 63,988,000 shares of our common stock outstanding as of December 22, 2006. Beneficial ownership is determined in accordance with Rule 13d-3 of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days of December 22, 2006 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of the table. Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering
0702119 BC Ltd.[1]	150,000	150,000	—	—
719906 BC Ltd.[2]	100,000	100,000	—	—
783036 Alberta Ltd.[3]	20,000	20,000	—	—
1087741 Alberta Ltd.[4]	100,000	100,000	—	—
Ross Allsopp[5]	40,000	40,000	—	—
Delores Antonsen[6]	100,000	100,000	—	—
Asset Protection Fund Ltd.[7]	500,000	500,000	—	—
Atlantis Software Plc.[8]	50,000	50,000	—	—
Aton Select Fund Ltd.[9]	500,000	500,000	—	—
Rob Anderson[10]	100,000	100,000	—	—
George L. Ball[11]	100,000	100,000	—	—
Richard Barth[12]	20,000	20,000	—	—
Jana Bartholomew[13]	50,000	50,000	—	—
Sam Belzberg[14]	745,000	745,000	—	—
Benedek Investment Group, LLC[15]	200,000	200,000	—	—
Jeffrey Berwick[16]	50,000	50,000	—	—
Besser Kapital Fund Ltd.[17]	200,000	200,000	—	—
Imtiaz Bhimani[18]	30,000	30,000	—	—
Bernard Bonertz[19]	40,000	40,000	—	—
Robert A. Brautovich[20]	10,000	10,000	—	—
James Brewster[21]	40,000	40,000	—	—
Brunella Jacs LLC[22]	200,000	200,000	—	—
Charbonneau Limited Partnership[23]	40,000	40,000	—	—
Jack Coldwell[24]	20,000	20,000	—	—
Coromandel Resources Ltd.[25]	40,000	40,000	—	—
Cranshire Capital, L.P.[26]	500,000	500,000	—	—
Robert M. Cymbor[27]	10,000	10,000	—	—
Daniel T. Dane[28]	260,000	260,000	—	—
Danich Investments Ltd.[29]	40,000	40,000	—	—
David N. Malm Anaesthesia Inc.[30]	100,000	100,000	—	—
Nick Demare[31]	40,000	40,000	—	—
Don A. Sanders[32]	400,000	400,000	—	—
Natalie Dűll[33]	40,000	40,000	—	—
Harry Edelson[34]	600,000	600,000	—	—
Elephant Investments[35]	40,000	40,000	—	—
Armando Engenheiro[36]	200,000	200,000	—	—
Epsilon Management Ltd.[37]	80,000	80,000	—	—
Excalibur Limited Partnership[38]	500,000	500,000	—	—

Earl Fawcett[39]	40,000	40,000	—	—
John Fitzgibbons[40]	50,000	50,000	—	—
Jennifer Foster[41]	20,000	20,000	—	—
Edwin Freedman[42]	200,000	200,000	—	—
Brad Gabel[43]	50,000	50,000	—	—
Harry F. Gabel[44]	50,000	50,000	—	—
Robert H. Geddes[45]	70,000	70,000	—	—
Michael Glita[46]	400,000	400,000	—	—
Joseph Grosso[47]	10,000	10,000	—	—
Mark S. Grube[48]	50,000	50,000	—	—
Robert Sean Guerre[49]	10,000	10,000	—	—
Bill Haak and Johnie S. Haak[50]	50,000	50,000	—	—
Steven R. Hall[51]	60,000	60,000	—	—
Brian Hicks[52]	100,000	100,000	—	—
Ty Hoffer[53]	80,000	80,000	—	—
Hooter’s Welding Ltd.[54]	40,000	40,000	—	—
Steve Horth[55]	40,000	40,000	—	—
Edmund Houchin[56]	30,000	30,000	—	—
Jerry Houchin[57]	30,000	30,000	—	—
Stuart S. Howard-Smith[58]	200,000	200,000	—	—
Wayne Hucik[59]	40,000	40,000	—	—
Ellen Davis Huettig[60]	30,000	30,000	—	—
James L. Harris Law Corporation[61]	50,000	50,000	—	—
David I. Johnson[62]	10,000	10,000	—	—
Harold and/or Pearl Jones[63]	50,000	50,000	—	—
Erik Klefos[64]	80,000	80,000	—	—
Kornell Capital Corporation[65]	40,000	40,000	—	—
Albert H. Kouba[66]	15,000	15,000	—	—
Brian Kuhn[67]	200,000	200,000	—	—
LSM Business Services Ltd.[68]	50,000	50,000	—	—
James M. La69	40,000	40,000	—	—
Ladasa Investments Inc.[70]	200,000	200,000	—	—
Joseph Laird III[71]	20,000	20,000	—	—
Nathan A. Low[72]	290,000	290,000	—	—
Edgar L. Lowe Family Trust DTD 5/26/1994[73]	160,000	160,000	—	—
William Lowe[74]	200,000	200,000	—	—
Richard MacDermott[75]	40,000	40,000	—	—
John H. Malanga and Jodi F. Malanga[76]	50,000	50,000	—	—
Rose Anna Marshall[77]	50,000	50,000	—	—
Todd Mazei[78]	40,000	40,000	—	—
William J. McCluskey[79]	200,000	200,000	—	—
Bruce R. McMaken[80]	50,000	50,000	—	—
Rune and Elisa Medhus[81]	50,000	50,000	—	—
Edmund H. Melhado[82]	100,000	100,000	—	—
Mercator Momentum Fund III, C.P.[83]	153,400	153,400	—	—
Joseph A. Michel[84]	30,000	30,000	—	—
Monarch Pointe Fund, Ltd.[85]	346,600	346,600	—	—
Jay Morrin[86]	300,000	300,000	—	—
Ben T. Morris[87]	100,000	100,000	—	—
Mike Mueller[88]	100,000	100,000	—	—
Peter Nichols[89]	20,000	20,000	—	—
Nite Capital L.P.[90]	300,000	300,000	—	—
Hiroshi Ogata[91]	50,000	50,000	—	—
Old Willow Partners, LLC[92]	200,000	200,000	—	—
Leonard Olim[93]	50,000	50,000	—	—
Eric Pedersen[94]	40,000	40,000	—	—
Manijeh Pejan[95]	50,000	50,000	—	—
PGS Holdings Ltd.[96]	40,000	40,000	—	—
Carl Pipes[97]	50,000	50,000	—	—

Henry Polessky[98]	50,000	50,000	—	—
Carter D. Pope[99]	170,000	170,000	—	—
Humbert B. Powell III100	50,000	50,000	—	—
Rubin Children Trust c/o Aryeh Rubin101	150,000	150,000	—	—
Donald V. Weir TTEE Sanders 1998 Children’s Trust DTD 12/01/97102	200,000	200,000	—	—
Sandeep G. Aggarwal Professional Corporation103	40,000	40,000	—	—
Sanders Opportunity Fund, L.P.104	235,000	235,000	—	—
Sanders Opportunity Fund (Institutional), L.P.105	765,000	765,000	—	—
Sanovest Holdings Ltd.106	300,000	300,000	—	—
Saskatoon Valve and Fitting Ltd.107	30,000	30,000	—	—
Michael Schaefer108	500,000	500,000	—	—
Arn Schoch109	100,000	100,000	—	—
Jeffrey Scott110	300,000	300,000	—	—
Gregg Sedun111	200,000	200,000	—	—
Blake Selig112	50,000	50,000	—	—
Anke Senze113	40,000	40,000	—	—
David A. Shapiro114	50,000	50,000	—	—
Jack Sheng115	40,000	40,000	—	—
Paul S. Sherbacow116	150,000	150,000	—	—
Todd Sherbacow117	290,000	290,000	—	—
Jill Simone118	200,000	200,000	—	—
Anthony Smith119	140,000	140,000	—	—
Nadine Smith120	300,000	300,000	—	—
William W. Sprague121	50,000	50,000	—	—
Strong Branch Ventures IV, LLC122	1,500,000	1,500,000	—	—
Sunrise Equity Partners, L.P.123	700,000	700,000	—	—
Delores Tam124	10,000	10,000	—	—
William Tobman125	30,000	30,000	—	—
Tom & Nancy Juda Living Trust126	200,000	200,000	—	—
David Tompkins127	50,000	50,000	—	—
Barry Tucker128	50,000	50,000	—	—
TWM Associates, L.L.C.129	100,000	100,000	—	—
Dale Tingley130	50,000	50,000	—	—
VP Bank (Switzerland) Ltd.131	400,000	400,000	—	—
Vincent Vazquez132	50,000	50,000	—	—
Vickers Family Trust133	70,000	70,000	—	—
Wallace W. & Florence I. Wadman134	220,000	220,000	—	—
Don Weir and Julie Weir Ten in Com135	100,000	100,000	—	—
Whalehaven Capital Fund Limited136	600,000	600,000	—	—
Y & S Nazarian Revocable Trust137	4,200,000	4,200,000	—	—
Chestnut Capital Partners II, LLP138	1,500,000	1,500,000	—	—
Howard Hughes Medical Institute (nominee: Mac & Co.)139	1,149,400	1,149,400	—	—
Public Sector Pension Investment Board (nominee: Mac & Co.)140	1,858,800	1,858,800	—	—
WTC-CTF Emerging Companies Portfolio (nominee: Landwatch & Co.)141	1,841,000	1,841,000	—	—
The Dow Chemical Employees' Retirement Plan (nominee: Kane & Co.)142	1,137,400	1,137,400	—	—
The Retirement Program Plan for Employees of Union Carbide Corporation (nominee: Kane & Co.)143	849,000	849,000	—	—
WTC-CIF Emerging Companies Portfolio (nominee: Finwell & Co.)144	2,532,400	2,532,400	—	—
Government of Singapore Investment Corporation Pte Ltd (nominee: Ell & Co.)145	740,400	740,400	—	—
New York Nurses Association Pension Plan (nominee: Ell & Co.)146	482,800	482,800	—	—
Radian Group Inc. (nominee: Ell & Co.)147	213,400	213,400	—	—

The Government of Singapore Investment Corporation Pte Ltd (nominee: Ell & Co.)148	2,111,600	2,111,600	—	—
The Robert Wood Johnson Foundation (nominee: Benchworthy & Co.)149	1,083,800	1,083,800	—	—
Diane Sawchuck150	50,000	50,000	—	—

* Less than 1.0%.

(a) Assumes all of the shares of common stock beneficially owned by the selling stockholders, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering.

1 Includes 75,000 shares of common stock and warrants to acquire an additional 75,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Gary Korzenowski and Vicki Korzenowski have the power to vote and dispose of the shares being registered on behalf of 0702119 BC Ltd.

2 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Tom Kusumoto has the power to vote and dispose of the shares being registered on behalf of 719906 BC Ltd.

3 Includes 10,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Ralph Miller has the power to vote and dispose of the shares being registered on behalf of 783036 Alberta Ltd.

4 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wade Macbain has the power to vote and dispose of the shares being registered on behalf of 1087741 Alberta Ltd.

5 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

6 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

7 Includes 250,000 shares of common stock and warrants to acquire an additional 250,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. The Board of Directors has the power to vote and dispose of the shares being registered on behalf of Asset Protection Fund. Ltd.

8 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Atlantis Software Pls. is an affiliate of a broker-dealer. Rune Medhus has the power to vote and dispose of the common shares being registered on behalf of Atlantis Software Pls.

9 Includes 250,000 shares of common stock and warrants to acquire an additional 250,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. The Board of Directors has the power to vote and dispose of the shares being registered on behalf of Aton Select Fund, Ltd.

10 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Anderson is an affiliate of a broker-dealer in Canada.

11 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Ball is a broker-dealer.

12 Includes 10,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Barth in an affiliate of a broker-dealer in the U.K.

13 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Ms. Bartholomew is a broker-dealer.

14 Includes 372,500 shares of common stock and warrants to acquire an additional 372,500 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

15 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. A. Richard Benedek and Stephen Benedek have the power to vote and dispose of the shares being registered on behalf of Benedek Investment Group, LLC.

16 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

17 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. O. Chaponnier and Mr. M. Montanari have the power to vote and dispose of the shares being registered on behalf of the Besser Kapital Fund Ltd.

18 Includes 15,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

19 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

20 Includes 5,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Brautovich has a preexisting business relationship with Randy Rahm during his time as Fuels Directors with Westar Energy.

21 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

22 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Andrew Katz, Stanley Katz, Judith Katz, and Cheryl Katz have the power to vote and dispose of the shares being registered on behalf of Brunella Jacs LLC.

23 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. A. J. Charbronneau and D. Davidson have the power to vote and dispose of shares being registered on behalf of the Charbonneau Limited Partnership.

24 Includes 10,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

25 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Steven Perry and Jamie Gilkison have the power to vote and dispose of the shares being registered on behalf of Coromandel Resources Ltd.

26 Includes 250,000 shares of common stock and warrants to acquire an additional 250,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mitchell P. Kapin has the power to vote and dispose of the shares being registered on behalf of Cranshire Capital, L.P.

27 Includes 5,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Cymbor has a person relationship with Randall Rahm.

28 Includes 130,000 shares of common stock and warrants to acquire an additional 130,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

29 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Danny Remenda has the power to vote and dispose of the shares being registered on behalf of Danich Investments Ltd.

30 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. David Malm has the power to vote and dispose of the shares being registered on behalf of David N. Malm Anaesthesia, Inc.

31 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

32 Includes 200,000 shares of common stock and warrants to acquire an additional 200,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Don A. Sanders is a broker-dealer.

33 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

34 Includes 300,000 shares of common stock and warrants to acquire an additional 300,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

35 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Adam Carpenter and Ryan Holt have the power to vote and dispose of the shares being registered on behalf of Elephant Investments.

36 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

37 Includes 40,000 shares of common stock and warrants to acquire an additional 40,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. M. Montanari and Mr. O. Chaponnier have the power to vote and dispose of the shares being registered on behalf of Epsilon Management Ltd.

38 Includes 250,000 shares of common stock and warrants to acquire an additional 250,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. William Heckter has the power to vote and dispose of the shares being registered on behalf of Excalibur Limited Partnership.

39 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

40 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

41 Includes 10,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Ms. Foster has a pre-existing business relationship with Randy Rahm at Westar Energy.

42 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

43 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

44 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

45 Includes 35,000 shares of common stock and warrants to acquire an additional 35,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

46 Includes 200,000 shares of common stock and warrants to acquire an additional 200,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

47 Includes 5,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

48 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Grube is an employee of Ethanex Energy.

49 Includes 5,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

50 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

51 Includes 30,000 shares of common stock and warrants to acquire an additional 30,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

52 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

53 Includes 40,000 shares of common stock and warrants to acquire an additional 40,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

54 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Jesse L. Hudey has the power to vote and dispose of shares being registered on behalf of Hooters Welding Ltd.

55 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

56 Includes 15,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

57 Includes 15,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

58 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

59 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

60 Includes 15,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Ms. Huettig has a person relationship with Bryan Sherbacow.

61 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. James L. Harris has the power to vote and dispose of the shares being registered on behalf of the James L. Harris Law Corporation.

62 Includes 5,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Johnson worked with Randy Rahm on the formation and development of the PRB Coal Users’ Group.

63 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

64 Includes 40,000 shares of common stock and warrants to acquire an additional 40,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Klefos is an employee of a broker-dealer.

65 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mark Kornell has the power to vote and dispose of the shares being registered on behalf of Kornell Capital Corporation.

66 Includes 7,500 shares of common stock and warrants to acquire an additional 7,500 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

67 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

68 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Sharon Guenther and Lloyd Guenther have the power to vote and dispose of the shares being registered on behalf of LSM Business Services Ltd.

69 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

70 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Gerald Wittenberg has the power to vote and dispose of the shares being registered on behalf of Ladasa Investments Inc.

71 Includes 10,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Laird is an affiliate of a broker-dealer.

72 Includes 145,000 shares of common stock and warrants to acquire an additional 145,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

73 Includes 80,000 shares of common stock and warrants to acquire an additional 80,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Edgar L. Lowe has the power to vote and dispose of the shares being registered on behalf of the Edgar L. Lowe Family Trust DTD 5/26/1994.

74 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

75 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

76 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. John H. Malanga and Jodi F. Malanga JTTEN is a broker-dealer.

77 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

78 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

79 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

80 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. McMaken is a broker-dealer.

81 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Rune and Elisa Medhus is an affiliate of a broker-dealer.

82 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

83 Includes 76,700 shares of common stock and warrants to acquire an additional 76,700 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. David Firestone, H. Harry Aharantan, and Todd Bomberg have the power to vote and dispose of the shares being registered on behalf of Mercator Mountain Fund III, C.P.

84 Includes 15,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

85 Includes 173,300 shares of common stock and warrants to acquire an additional 173,300 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. David Firestone, H. Harry Aharantan, and Todd Bomberg have the power to vote and dispose of the shares being registered on behalf of Monarch Pointe Fund, Ltd.

86 Includes 150,000 shares of common stock and warrants to acquire an additional 150,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

87 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Morris is a broker-dealer.

88 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

89 Includes 10,000 shares of common stock and warrants to acquired an additional 10,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

90 Includes 150,000 shares of common stock and warrants to acquire an additional 150,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Keith Goodman, John Pruz, and Ken Uruk have the power to vote and dispose of the common shares being registered on behalf of Nite Capital L.P.

91 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

92 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Richard A Heise, Jr. has the power to vote and dispose of the common shares being registered on behalf of Old Willow Partners, LLC.

93 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

94 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

95 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

96 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Paul Sicotte has the power to vote and dispose of the common shares being registered on behalf of PGS Holdings, Ltd.

97 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

98 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

99 Includes 85,000 shares of common stock and warrants to acquire an additional 85,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

100 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

101 Includes 75,000 shares of common stock and warrants to acquire an additional 75,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Aryeh Rubin has the power to vote and dispose of the shares being registered on behalf of the Rubin Children Trust.

102 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Don Sanders has the power to vote and dispose of the common shares being registered on behalf of Sanders 1998 Children’s Trust. Sanders 1998 Children’s Trust does not have any agreements, arrangements or understandings with any other persons, either directly or indirectly to dispose of the common stock being registered.

103 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Sandeep G. Aggarwal has the power to vote and dispose of the common shares being registered on behalf of Sandeep G. Aggarwal Professional Corporation.

104 Includes 117,500 shares of common stock and warrants to acquire an additional 117,500 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Sanders Opportunity Fund, L.P. is an affiliate of a broker-dealer. Brad Sanders and Don Sanders have the power to vote and dispose of the common shares being registered on behalf of Sanders Opportunity Fund, L.P.

105 Includes 382,500 shares of common stock and warrants to acquire an additional 382,500 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Sanders Opportunity Fund (Institutional), L.P. is an affiliate of a broker-dealer. Brad Sanders and Don Sanders have the power to vote and dispose of the common shares being registered on behalf of Sanders Opportunity Fund (Institutional), L.P.

106 Includes 150,000 shares of common stock and warrants to acquire an additional 150,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Tom and Hydri Kusumoto have the power to vote and dispose of the common shares being registered on behalf of Sanovest Holdings Ltd.

107 Includes 15,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Dwight McLelleen has the power to vote and dispose of the common shares being registered on behalf of Saskatoon Valve and Fitting Ltd.

108 Includes 250,000 shares of common stock and warrants to acquire an additional 250,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

109 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

110 Includes 150,000 shares of common stock and warrants to acquire an additional 150,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

111 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

112 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

113 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

114 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

115 Includes 20,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

116 Includes 75,000 shares of common stock and warrants to acquire an additional 75,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

117 Includes 145,000 shares of common stock and warrants to acquire an additional 145,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

118 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

119 Includes 70,000 shares of common stock and warrants to acquire an additional 70,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

120 Includes 150,000 shares of common stock and warrants to acquire an additional 150,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

121 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Mr. Sprague is an affiliate of a broker-dealer.

122 Includes 1,500,000 shares of common stock, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Joseph J. Floccari has the power to vote and dispose of the common shares being registered on behalf of Strong Branch Ventures IV, LLC.

123 Includes 350,000 shares of common stock and warrants to acquire an additional 350,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Two of the principals in the Sunrise Equity Partners, L.P. are affiliates of a broker-dealer. Marilyn S. Adler, Nathan Low, and Dr. Amnon Mandelbaum have the power to vote and dispose of the common shares being registered on behalf of Sunrise Equity Partners, L.P.

124 Includes 5,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

125 Includes 15,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

126 Includes 100,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Tom Juda TTEE and Nancy Juda TTEE have the power to vote and dispose of the common shares being registered on behalf of the Tom & Nancy Juda Living Trust.

127 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

128 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

129 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Scott Stone has the power to vote and dispose of the common shares being registered on behalf of TWM Associates, L.L.C.

130 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

131 Includes 200,000 shares of common stock and warrants to acquire an additional 200,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Daniel Lacher has the power to vote and dispose of the common shares being registered on behalf of VP Bank (Switzerland) Ltd.

132 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

133 Includes 35,000 shares of common stock and warrants to acquire an additional 35,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Harold R. Vickers has the power to vote and dispose of the common shares being registered on behalf of the Vickers Family Trust.

134 Includes 110,000 shares of common stock and warrants to acquire an additional 110,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

135 Includes 50,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

136 Includes 300,000 shares of common stock and warrants to acquire an additional 300,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Arthur Jones, Trevor Williams, and Derek Wood have the power to vote and dispose of the common shares being registered on behalf of Whalehaven Capital Fund Limited.

137 Includes 2,100,000 shares of common stock and warrants to acquire an additional 2,100,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Younes Nazarian has the power to vote and dispose of the shares being registered on behalf of Y&S Nazarian Revocable Trust.

138 Includes 1,500,000 shares of common stock, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Joseph J. Floccari has the power to vote and dispose of the common shares being registered on behalf of Chestnut Capital Partners II, LLP.

139 Includes 574,700 shares of common stock and warrants to acquire an additional 574,700 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

140 Includes 929,400 shares of common stock and warrants to acquire an additional 929,400 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

141 Includes 920,500 shares of common stock and warrants to acquire an additional 920,500 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

142 Includes 568,700 shares of common stock and warrants to acquire an additional 568,700 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

143 Includes 424,500 shares of common stock and warrants to acquire an additional 424,500 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

144 Includes 1,266,200 shares of common stock and warrants to acquire an additional 1,266,200 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

145 Includes 370,200 shares of common stock and warrants to acquire an additional 370,200 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

146 Includes 241,400 shares of common stock and warrants to acquire an additional 241,400 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

147 Includes 106,700 shares of common stock and warrants to acquire an additional 106,700 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

148 Includes 1,055,800 shares of common stock and warrants to acquire an additional 1,055,800 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

149 Includes 541,900 shares of common stock and warrants to acquire an additional 541,900 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

150 Includes 25,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.50 per share, acquired in the Merger in exchange for securities of Ethanex N.A. that were acquired by the selling stockholder in the Offering.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We will, however, receive approximately $27,750,000 from the selling stockholders if they exercise their warrants in full, which we will use for working capital and general corporate purposes. The warrant holders may exercise their warrants at any time until their expiration, as further described in the “Description of Securities”. Because the warrant holders may exercise the warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently available for trading in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “EHNX.OB”. Until September 5, 2006, there was no bid history for our common stock. In the third quarter of 2006, between September 5, 2006 and September 30, 2006, the highest closing price of our common stock on the OTC Bulletin Board was $4.44 and the lowest closing price was $3.45. In the fourth quarter of 2006 through December 22, 2006, the highest closing price of our common stock on the OTC Bulletin Board was $4.65 and the lowest closing price was $1.87.

As of December 22, 2006, there were 63,987,889 shares of common stock issued and outstanding.

As of December 22, 2006, there were approximately 152 holders of record of shares of our common stock.

Equity Compensation Plan

Securities authorized for issuance under equity compensation plans as of December 22, 2006 are as follows:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,000,000	$1.00	—
Equity compensation plans not approved by security holders	1,720,000	$2.25	4,484,778
Total	2,720,000	$1.79	4,484,778

On September 1, 2006, our board of directors and stockholders approved and adopted our 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan was terminated by the board of directors on December 1, 2006, and the board of directors adopted the Omnibus Equity Incentive Plan of the Company. The Omnibus Equity Incentive Plan is intended to promote our interests by attracting and retaining exceptional employees, consultants, and directors, and enabling plan participants to participate in our long-term growth and financial success. Under the plan, we may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, and restricted stock awards, which are restricted shares of common stock. Incentive awards may be granted pursuant to the plan for 10 years from the date of the plan’s inception. The Omnibus Equity Incentive Plan has not yet been approved by shareholders and is expected to be submitted for approval at our next shareholder’s meeting. Any grants made under the Omnibus Equity Incentive Plan prior to shareholder approval are contingent on shareholder approval prior to December 1, 2007.

From time to time, we may issue the above-described incentive awards pursuant to the plan. Each of the awards will be evidenced by and issued under a written agreement.

The Board reserved a total of 7,500,000 shares of our common stock for issuance under the Omnibus Equity Incentive Plan. If an incentive award granted under the plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the plan. Before the termination of the 2006 Equity Incentive Plan, there were outstanding options to acquire 1,000,000 shares of our common stock, which continue to be outstanding. Additionally, our board of directors has approved  non-qualified stock options to acquire 1,720,000 shares of common stock and  restricted stock awards for 1,295,222 shares of common stock under the Omnibus Equity Incentive Plan. All of the stock options that have been awarded under the Omnibus Equity Incentive Plan have been non-qualified stock options.

The number of shares subject to the Omnibus Equity Incentive Plan, any number of shares subject to any numerical limit in the plan, and the number of shares and terms of any award under the plan may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

DIVIDEND POLICY

We have never declared or paid dividends on shares of our common stock and we intend to retain future earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

MANAGEMENT’S PLAN OF OPERATION

A discussion of our past financial results is not pertinent to our business plan on a going forward basis as a result of the change in our business following the Merger.

Ethanex N.A. was incorporated on May 31, 2006 with the objective to participate in the cyclical and secular trends in the energy sector. Initially, we plan to produce two primary products that place us in two distinct industries both commodities in nature: the ethanol fuel component and livestock feed.

The demand for ethanol is increasing. Based on data published by the Renewable Fuels Association, the industry trade group of ethanol producers, in 2005, 95 ethanol plants produced a record 4.0 billion gallons of ethanol, an increase of 17% from 2004 and 126% from 2001. According to the Renewable Fuels Association, by December 2006, 109 ethanol refineries were in production, 57 began construction and eight were being expanded. Certain of the new refineries are being built in South Dakota, Indiana, Iowa, Wisconsin and New York.

The Company intends to own and operate ethanol plants and to market both DDGS and ethanol. To address the shortfall in production capacity resulting from government mandated programs and the recent bans on MTBE, the Company has implemented four strategic development programs:

•	Identification of sites with advantageous feedstock supplies and transportation logistics in areas that facilitate the prompt granting of development and environmental permits.

•
Acquisition of co-location rights from coal-fired electric utilities for brownfield development of new plants where there are construction cost savings from utilizing common infrastructure and operating cost savings from the availability of low-cost energy.

•
Commercializing our fractionation technology, a process that increases the starch concentration of feedstock with a resultant increase in production capacity without increased capital costs per gallon of production, lowers energy consumption and reduces overall energy costs by providing process by-products that are suitable for consumption in a biomass boiler. In addition the fractionation process generates higher value added by-products.

•	Actively marketing our fractionation technology to existing ethanol producers in exchange for equity positions or shares of production capacity in their operations.

By 2010, we plan to have established production capacity of over 500 MMGY of denatured, fuel grade ethanol and 1.7 million tons of DDGS. We plan to own and operate four to seven plants in the United States geographically dispersed coast to coast. We believe that our technical abilities and operating model will make us one of the industry’s low cost producers. We expect to continue to grow through existing plant expansions, new plant development and strategic acquisitions. We further expect that as a publicly traded ethanol company, we will be able to access capital at a lower cost than our privately-owned competitors and may be able to use our shares to acquire other ethanol producers in properly accretive transactions.

On August 3, 2006, Ethanex N.A. acquired all of the capital stock of IPT Ethanol, Inc., a then-wholly owned subsidiary of IPT. Based in Santa Rosa, California, IPT is an engineering and power generation project development company with over 22 years of operating history in the alternative energy space. IPT has been responsible for the successful planning, design and construction of more than 30 energy projects utilizing a variety of fuels and energy conversion systems. The fuels produced or utilized in IPT’s projects have included ethanol, natural gas, coal, wellhead residual gas, digester gas, urban waste, scrap tires, biomass fuels, agricultural waste, and hydropower. IPT has significant experience in the areas of siting, regulatory and permitting activities, as well as design, construction management, and plant operations.

In late 2005, IPT began site selection for a 40 MMGY ethanol processing facility in northeast Kansas. In May 2006, IPT entered into a Letter of Understanding with a New York Stock Exchange-listed electric utility located in the Midwest for the joint evaluation of the environmental and operational impact of siting a 132 MMGY ethanol plant at a large coal-fired generating facility owned by the electric utility. The Letter of Understanding provides IPT with an exclusive study period ending February 15, 2007. IPT assigned all of its rights in the Letter of Understanding to IPT Ethanol, Inc. before the acquisition of IPT Ethanol, Inc. by Ethanex N.A.

Upon the receipt of favorable results from the study and upon the satisfactory negotiation of business terms between the electric utility and us for the development of the proposed plant, we and the electric utility intend to enter into a definitive agreement to site the ethanol plant at the coal-fired generating facility. Our ability to participate in this project wholly depends, however, on the successful fulfillment of several conditions, including:

•	favorable results for the siting of the facility;

•	receipt of all necessary environmental and other permits;

•	acquisition of capital for the development and construction of the plant;

•	securing acceptable terms from the electric utility; and

•	review and approval of the project by the electric utility's board of directors.

In July 2006, we entered into a letter of intent with SEMO Milling, LLC and on August 4, 2006 entered into a definitive Joint Venture Agreement, and ancillary agreements related thereto, to build a 132 MMGY ethanol plant co-located with SEMO Milling’s dry corn mill production facility at the SEMO port authority in Scott City, Missouri. We intend to build the ethanol plant using next generation ethanol production fractionation technology. Under the joint venture agreement with SEMO Milling, LLC, January 30, 2007 is a  deadline for entering into certain agreements related to the joint venture, making required capital contributions to the joint venture, securing non-recourse third-party debt financing for the joint venture, and completing the construction of the dry corn mill to be co-located with the joint venture’s ethanol production facility.

In August 2006, Ethanex N.A. entered into a Letter of Intent with Star Ethanol, LLC with a view towards construction and operating a 132 MMGY ethanol production facility in Franklin County, Illinois, utilizing fractionation technology in the production of ethanol and ethanol-related products. The Company is currently investigating potentially more advantageous alternative sites in Southern Illinois.

We have identified existing operational ethanol plants that meet our selection criteria for the application of our fractionation technology. We generally require that such facilities have acceptable rail access, sufficient feedstock sources, strong local demand for DDGS and are suitable for expansion. Taking advantage of our industry relationships, we have plans to market our fractionation process to these existing ethanol producers in exchange for equity interests in the existing ethanol plants or a share of their production capacity. Our ability to do so, however, is contingent on the willingness of the current owners of the plants to enter into agreements on terms that we consider acceptable. Because of the current high level of both ethanol prices on a historical basis and investor interest in the industry, and because a relatively small number of independently-owned operations, it may be difficult for us to negotiate reasonable terms.

On October 6, 2006, the Company entered into the Chevron Agreement with Chevron Energy Solutions Company (“CES”). Under the Chevron Agreement, CES will perform preliminary engineering, geotechnical studies, site, and civil design work sufficient to prepare a proposal. Pursuant to such proposal, CES will develop and engineer, procure equipment, construct, startup, test, commission, and deliver a fully operationally ethanol facility to the Company. The Company intends that CES will perform such services for at least three of its facilities. The Company expects that the facilities currently under development, to be located in Missouri, Illinois, and Kansas, will utilize advanced technology and will produce 132 million gallons of fuel grade ethanol per year.

The Chevron Agreement contemplates that for each proposal, the Company and CES will enter into a turn-key, fixed priced engineering, procurement and construction agreement under which CES will act as the general contractor and will perform engineering, equipment procurement, and construction work.

The Chevron Agreement provides CES with the exclusive right to prepare a proposal for at least three of the Company's ethanol facilities. The Chevron Agreement further provides that the Company pay CES for services provided in accordance with CES's standard hourly rates and for compensating CES for costs plus a mark up. The term of the Chevron Agreement is the later of twenty-four months or if work is not completed at such time, on the date all remaining work is completed. The Chevron Agreement may be terminated by mutual agreement by the parties or upon written notice of a party’s default of a material provision of the Chevron Agreement that is not cured within 30 days (or within a reasonable time if default cannot be cured within such time).

We contemplate the need for additional debt and equity financings during 2007 to be able to successfully complete our development projects, including the building of our anticipated facilities. We expect to hire employees on an as-needed basis, commensurate with our continued growth and development.

Off-Balance Sheet Arrangements

We have not entered into any commodity derivative arrangements or hedging transactions. We may, however, enter into such transactions in conjunction with future financings or operations.

We have no off-balance sheet arrangements as defined under Item 303(c) of Regulation S-B promulgated by the SEC.

Liquidity and Capital Resources

Our principal source of liquidity was our private offering of units, which closed on September 1, 2006, from which we received gross proceeds of $20,000,000. Our cash balance at September 30, 2006 was $13,730,592.

Future growth and acquisitions will depend on our ability to raise substantial additional funds through equity or debt offerings or both. We currently have no commitments for any additional funding. We believe that we can satisfy our operating cash requirements in the next twelve months without having to raise additional capital.

BUSINESS

Company Overview

We were incorporated in Nevada in November of 2004 to commence operations as an exploration stage company. Until September 1, 2006, we were engaged in the acquisition and exploration of mineral properties with a view to exploiting any mineral deposits we discovered. We had an option to acquire a 100% interest in one mineral claim known as the Clear Lake property. Simultaneous with the Merger, we sold this interest and our previous business to our previous management.

Immediately following the Merger, the business of Ethanex N.A. became our business, and we ceased our involvement in the acquisition and exploration of mineral properties in the Clear Lake property. Ethanex N.A. was incorporated on May 31, 2006 with the objective to participate in the cyclical and secular trends in the energy sector. On August 3, 2006, Ethanex N.A. acquired full control of IPT Ethanol, Inc. a then wholly-owned subsidiary of Industrial Power Technology, or IPT. IPT is a company dedicated to the development of engineering and power generation projects. Our management has significant experience in the energy field including the acquisition, restructuring, and operation of energy assets, as well as risk management. Initially, we plan to produce ethanol and its animal feed by-products.

Demand for alternative fuels and ethanol in particular has never been greater. Based on data published by the Renewable Fuels Association, the industry trade group of ethanol producers, in 2005, 95 ethanol plants produced a record 4.0 billion gallons of ethanol, an increase of 17% from 2004 and 126% from 2001. According to the Renewable Fuels Association, by December 13, 2006, 109 ethanol refineries were in production, 57 began construction and eight were being expanded. Certain of the new refineries are being built in South Dakota, Indiana, Iowa, Wisconsin and New York. Contributing factors to the current high interest in ethanol production are:

•	Federal and state energy policies;

•	high crude oil prices;

•	availability of corn feedstocks;

•	legislative bans on the use of MTBE (methyl tertiary butyl ether);

•	the August 2005 enactment of a renewable fuels standard in the Energy Policy Act of 2005; and

•	national security concerns due to the reliance on imported crude oil.

We believe that favorable conditions currently exist for the U.S. ethanol industry, although there is no certainty that these conditions will continue to exist. During July and August 2006 ethanol was produced at record and near-record levels of 411.8 million gallons and 427.8 million gallons. According to the Renewable Fuels Association, in 2005, the U.S. ethanol industry contributed more than $32 billion to Gross Domestic Output, $5 billion to household income, nearly $2 billion to federal taxes, $1.6 billion to state and local taxes, added $6 billion to net price revenue, increased average corn prices by about $0.35 per bushel and was responsible for more than 153,000 jobs in all sectors of the economy. In addition, ethanol displaced 170 million barrels of oil, at least 65% of which would have been imported, and reduced greenhouse gas emissions by 8 million tons, the equivalent of taking more than 1 million vehicles off the road.

Our business plan is to produce fuel grade ethanol and its co-product livestock feed as well as food grade quality corn products from a separate processing plant at the site of our planned facility in Southern Missouri. If successfully executed, we will operate primarily as an ethanol producer with co-products serving the food and feed industries, each based on these separate products.

We intend to own and operate ethanol plants and to market both ethanol and DDGS (dried distillers grain with solubles). We believe that there now exists a shortfall in domestic ethanol production capacity resulting from government mandated programs and the recent bans on MTBE. To address the business opportunity that may result from the shortfall, we plan to pursue the strategies out forth in "Management's Plan of  Operations":

After four full years of operations, we believe that we will have in place annual production capacity of over 500 million gallons per year of denatured, fuel grade ethanol and 1.7 million tons of DDGS. By 2010 we plan to own and operate four to seven ethanol plants geographically dispersed in the United States. We also believe that our technical abilities and operating model may make us one of the industry’s low cost producers. Our business plan also calls for us to grow through existing plant expansions, new plant development and strategic acquisitions to the extent that we are able to expand, develop and acquire business at costs that enable us to operate profitably. We further expect that as a publicly traded ethanol company, we will be able to access capital at a lower cost than our privately-owned competitors and may be able to use our shares to acquire ethanol producers in properly accretive transactions.

On August 3, 2006, Ethanex N.A. acquired all of the capital stock of IPT Ethanol, Inc., a then-wholly owned subsidiary of IPT. Based in Santa Rosa, California, IPT is an engineering and power generation project development company with over 22 years of operating history in the alternative energy space. IPT has been responsible for the successful planning, design and construction of more than 30 energy projects utilizing a variety of fuels and energy conversion systems. The fuels produced or utilized in IPT’s projects have included natural gas, coal, wellhead residual gas, digester gas, urban waste, scrap tires, biomass fuels, agricultural waste, and hydropower. IPT has significant experience in the areas of siting, regulatory and permitting activities, as well as design, construction management, and plant operations.

In late 2005, IPT began site selection for a 40 MMGY ethanol processing facility in northeast Kansas. In May 2006, IPT entered into a letter of understanding with a NYSE-listed electric utility located in the Midwest for the joint evaluation of the environmental and operational impact of siting a 132 MMGY ethanol plant at a large coal-fired generating facility owned by the electric utility. The letter of understanding provides IPT with an exclusive study period ending February 15, 2007. IPT assigned all of its rights in the letter of understanding to IPT Ethanol, Inc. before the acquisition of IPT Ethanol, Inc. by Ethanex N.A.

Upon the receipt of favorable results from the study and upon the satisfactory negotiation of business terms between the electric utility and us for the development of the proposed plant, we and the electric utility intend to enter into a definitive agreement to site the ethanol plant at the coal-fired generating facility. Our ability to participate in this project wholly depends, however, on the successful fulfillment of several conditions, including:

•	favorable results for the siting of the facility;

•	receipt of all necessary environmental and other permits;

•	acquisition of capital for the development and construction of the plant;

•	securing acceptable terms from the electric utility; and

•	review and approval of the project by the electric utility's board of directors.

In July 2006, we entered into a letter of intent with SEMO Milling, LLC and on August 4, 2006 entered into a definitive Joint Venture Agreement to build a 132 MMGY ethanol plant co-located with SEMO Milling’s dry corn mill production facility at the SEMO port authority in Scott City, Missouri. We intend to build the ethanol plant using next generation ethanol production technology, including corn fractionation. The Company will have a 50% interest in the joint venture. We expect the plant construction to begin during the first quarter of 2007, subject to financing, and to be completed in mid-2008. Once operational, we will operate the plant and market the ethanol and ethanol-related products produced at the plant.

On September 17, 2006, we entered into a joint venture agreement with Star Ethanol, LLC, an Illinois limited liability company, to construct and operate a 132 MMGY ethanol facility in Franklin County, Illinois utilizing fractionation technology in the production of ethanol and ethanol-related products. The Company is currently investigating potentially more advantageous alternative sites in southern Illinois. We expect plant construction to begin in mid-2007, subject to financing, and to be completed in late 2008.

The joint venture will operate as Ethanex Southern Illinois, LLC (“Ethanex Southern Illinois”). We will have an initial membership interest in Ethanex Southern Illinois of 85% and Star Ethanol will have a 15% membership interest. Star Ethanol has the right to secure an additional 10% membership interest through additional capital contributions made before the mechanical completion of the facility. Our initial contribution to Ethanex Southern Illinois is $2,000,000, tangible and intangible assets, goodwill, and management expertise. Furthermore, we will secure the financing necessary to complete the plant as well as oversee the design and construction of the plant. Star Ethanol’s initial contribution will be at total of $11,250,000, which will entitle it to a 15% equity interest in the plant. In the event Star Ethanol is unable to make its initial capital contribution, we have agreed to advance Star Ethanol up to $4,000,000 toward its initial contribution in the form of a senior subordinated debenture, which will bear interest at the rate of 11% per year, compounded quarterly.

Under the terms of the joint venture agreement, the parties entered into a limited liability company operating agreement governing Ethanex Southern Illinois on September 20, 2006. Pursuant to the operating agreement, Ethanex Southern Illinois will be managed by a manager under the direction of a board of directors, two of whom will be appointed by us, two by Star Ethanol, and one jointly. The manager will serve as chairperson. Day-to-day operations will be the responsibility of the president/CEO. Both Ethanex Southern Illinois’s manager and president/CEO will be appointed by us.

On October 6, 2006, the Company entered into the Chevron Agreement with CES, a division of Chevron U.S.A., a Pennsylvania corporation, for the development and construction of high-efficiency ethanol plants.

Under the Chevron Agreement, CES will perform preliminary engineering, geotechnical studies, site, and civil design work sufficient to prepare a proposal. Pursuant to such proposal, CES will develop and engineer, procure equipment, construct, startup, test, commission, and deliver a fully operationally ethanol facility to the Company, which will be owned or controlled by the Company. The Company intends that CES will perform such services for at least three of its facilities. The Company expects that the facilities, to be located in Missouri, Illinois, and Kansas, will utilize advanced technology and will produce 132 million gallons of fuel grade ethanol per year.

The Chevron Agreement contemplates that for each proposal, the Company and CES will enter into a turn-key, firm, fixed priced engineering, procurement and construction agreement under which CES will act as the general contractor and will perform engineering, equipment procurement, and construction work.

The Chevron Agreement provides CES with the exclusive right to prepare a proposal for at least three of the Company's ethanol facilities. The Chevron Agreement further provides that the Company pay CES for services provided in accordance with CES's standard hourly rates and for compensating CES for costs plus a mark up. The term of the Chevron Agreement is the later of twenty-four months or if work is not completed at such time, on the date all remaining work is completed. The Chevron Agreement may be terminated by mutual agreement by the parties or upon written notice of a party’s default of a material provision of the Chevron Agreement that is not cured within 30 days (or within a reasonable time if default cannot be cured within such time).

Industry Overview

Ethanol

Ethanol is ethyl alcohol (200-proof grain alcohol). Denatured with 5% unleaded gasoline, fuel grade ethanol is a fuel component utilized to enhance gasoline performance properties and abate gasoline exhaust emissions. Because it is derived primarily from processing corn, an abundant agricultural commodity, ethanol is a renewable source of energy.

Ethanol is primarily used as a blend component in the U.S. gasoline fuel market; refiners and marketers, including some of the major integrated oil companies and a number of independent refiners and distributors, have blended ethanol with gasoline to increase octane and reduce tailpipe emissions. According to the U.S. Department of Energy, refiners typically blend ethanol at 5.7% to 10.0% of volume in over 30% of the U.S. gasoline fuel supply. Major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors permit the use of ethanol blends in their products. Ethanol is also used as the primary blend component for E85, a fuel blend composed of up to 85% ethanol. Although E85 represents an insubstantial portion of the U.S. gasoline supply, approximately 6.0 million vehicles on the road in the U.S. today are fitted to use E85. Ethanol blends of up to 10% are approved for use under the warranties of all major motor vehicle manufacturers.

According to the Renewable Fuels Association, U.S. production of ethanol in 2005 was 4.0 billion gallons (BGY), approximately 3% of the U.S. gasoline fuel supply and in 2005 total U.S. ethanol production capacity increased to more than 4.3 BGY. The Renewable Fuels Association has also reported that as of December 2006, there are 109 ethanol refineries with a total capacity of over 5.3 BGY, and 57 new facilities under construction and eight expansions, totaling 4.8 BGY of capacity.

The primary uses of ethanol are:

•
To enhance octane. Because pure ethanol has an average octane rating of 113, compared to an octane rating of 86 to 91 for gasoline, adding ethanol to gasoline enables refiners to produce greater quantities of suboctane fuel. Adding ethanol to finished regular grade gasoline produces higher octane midgrade and premium gasoline.

•
As a clean air additive. Because ethanol contains 35% oxygen, approximately twice that of MTBE, ethanol results in more complete combustion of the fuel in the engine cylinder and in reduced tailpipe emissions and volatile organic compound emissions. Ethanol also displaces the use of some gasoline components like benzene, a known carcinogen, since ethanol is non-toxic, water soluble and quickly biodegradable.

•
To extend fuel supplies. Much of the ethanol blending throughout the U.S. today is done for the purpose of extending the volume of fuel sold at the gas pump. Blending therefore reduces the amount of foreign crude oil and refined oil products.

•
To produce gasoline alternatives. Ethanol is the primary blend component in E85. The number of service stations that sell E85 has grown rapidly. As of February 2006, the U.S. Department of Energy stated that over 500 service stations in the U.S. sell E85. Vehicles must be specially equipped to use E85 fuel and, according to the National Ethanol Vehicle Coalition, approximately 6.0 million U.S. vehicles are so equipped. Experience in Brazil suggests that E85 could capture a much greater portion of the U.S. market in the future. U.S. automakers receive incentives under federal fuel economy standards for producing Flexible Fuel Vehicles (“FFVs”). E85 is generally priced lower per gallon than gasoline because most FFVs experience some reduction in mileage when running on E85.

Demand for Ethanol

We believe the ethanol market will grow as a result of:

•
Favorable economics. Under current market conditions, ethanol currently represents an economically attractive source of fuel. We believe that our cost of producing ethanol is now lower than the cost incurred by refiners to produce an equivalent volume of gasoline. This favorable balance should enable ethanol to grow not only as a strategic blend component, but also as an alternative in the form of E85.

•
The replacement of MTBE. Although once the preferred oxygenate ingredient used by the petroleum industry in most reformulated gasoline, in recent years, as a result of health and environmental concerns, 25 states, representing more than half of the MTBE consumed in the United States, have banned or significantly limited the use of MTBE. Product liability concerns regarding MTBE increased following passage of the Energy Policy Act, which did not contain limitations on product liability claims relating to MTBE use. As a result, refiners are now expediting the phase-out of MTBE nationwide, creating additional demand for ethanol. As MTBE is replaced, ethanol is positioned to be the most likely substitute for MTBE because of its favorable production economics, high octane rating and clean burning characteristics.

•
A shortage of domestic petroleum refining capacity. The U.S. Energy Information Administration reports that the number of operable U.S. petroleum refineries has decreased from 319 in 1980 to 148 in 2005. The Energy Information Administration also reports that although domestic refining capacity decreased approximately 5% from 1980 to 2005, domestic demand increased 21% over the same period. The Energy Information Administration expects growth in refining capacity to average 1.3% per year until 2025, with demand for refined petroleum products growing at 1.5% per year over the same period. Because ethanol is blended with gasoline after the refining process, it directly increases domestic fuel capacity.

•
Geopolitical concerns. The United States is increasingly dependent on foreign oil. According to the Energy Information Administration, crude oil imports represented 65% of the United States crude oil supply in 2005 and are estimated to rise to 71% by 2025. Political unrest and attacks on oil infrastructure in the major oil producing nations have periodically disrupted the flow of oil. Fears of terrorist attacks have added a “risk premium” to world oil prices. At the same time, developing nations such as China and India have increased their demand for oil. World oil prices topped $70 a barrel at times during 2005 and have averaged above $60 a barrel during 2006. As a domestic, renewable source of energy, ethanol reduces the U.S. dependence on foreign oil by increasing the availability of domestic fuel supplies. The Renewable Fuels Association calculates that in 2004 alone, the use of ethanol reduced the U.S. trade deficit by $5.1 billion by eliminating the need to import 143.3 million barrels of oil.

•
Federally mandated renewable fuel usage—the renewable fuels standard. In August 2005, President Bush signed the Energy Policy Act establishing a nationwide RFS that will double the use of ethanol and biodiesel by 2012. The RFS eliminated the mandated use of oxygenates and mandates levels of annual use of renewable fuels in the U.S. fuel supply. The RFS requires motor fuels sold in the United States to contain in the aggregate the following minimum volumes of renewable fuels in future years:

Year	Renewable Fuel Usage (BGY)
2006	4.0
2007	4.7
2008	5.4
2009	6.1
2010	6.8
2011	7.4
2012	7.5

The RFS:

1.	provides for 2.78% by volume renewable fuel use in 2006 if federal regulations have not yet been promulgated by the U.S. Environmental Protection Agency;

2.	provides that beginning in 2013, a minimum of 250 million gallons a year of cellulosic derived ethanol be included in the RFS;

3.
provides refiners flexibility by creating a credit trading program that allows refiners to use renewable fuels where and when it is most efficient and cost-effective for them to do so. The credit trading program will result in lower costs to refiners and thus, consumers. RFS credits have a lifespan of 12 months. Every gallon of cellulose-derived ethanol is equal to 2.5 gallons of renewable fuel;

4.
exempts small refineries (defined as facilities where the average daily crude oil throughput does not exceed 75,000 barrels per day) from the RFS program until January 1, 2011. Small refineries are able to opt in to the program and generate credits as do other refineries;

5.
requires annual studies on seasonal variations in renewable fuel use. Requires regulations to ensure that at least 25% of the annual renewable fuel obligations be met in each season should seasonal variations exist;

6.	protects consumers with a waiver provision in the event the economy or environment would be severely harmed because of the RFS;

7.	eliminates the reformulated gasoline (RFG) 2.0 wt.% oxygenate standard under the Clean Air Act which had promoted the case of MBTE;

8.	enhances the air quality performance standards established in the RFG program;

9.	creates grant and loan guarantee programs for cellulose ethanol; and

10.	creates grant and loan programs for ethanol production from sugar.

We believe that in general the RFS provides us with a sound basis for determining that U.S. ethanol consumption will increase through 2012. During this period, however, it is likely that substantial amounts of ethanol derived from cellulose, biomass, and other organic materials other than corn will come to market, providing competition for corn-based ethanol production. It also is possible that the actual use of ethanol and other renewable fuels will surpass the mandated requirements, especially in the early years of implementation of the RFS.

More recently, the American Coalition for Ethanol has sponsored a bill in Congress, known as the “Biofuels Security Act of 2006”, to revise the current RFS schedule to achieve 12 BGY of ethanol by 2012 and 60 BGY of ethanol demand in the future when cellulose becomes cost-effective and technically feasible.  This bill may also require that all vehicles sold in the country be capable of using E85 by 2017 and that 50 percent of the service stations affiliated with major oil companies sell E85 by 2017 or sooner if possible.

Production of Ethanol

Production in the ethanol industry remains fragmented. According to the Renewable Fuels Association, although domestic ethanol production increased from 1.3 BGY in 1997 to 4.0 BGY in 2005 and 5.3 BGY as of December, 2006, the top 12 producers accounted for approximately 47% of the industry’s total estimated production capacity as of November 2006. More than 50 smaller producers and farmer-owned cooperatives, most with production of 50 MMGY or less, generate the remaining production. Since a typical ethanol facility can be constructed in approximately 14-18 months from groundbreaking to operation, the industry is able to forecast capacity additions for up to 18 months in the future. The Renewable Fuels Association currently estimates that 57 new ethanol facilities and expansion of eight other facilities with capacity of an aggregate of an additional 4.8 BGY are under construction. The Renewable Fuels Association also has reported that many other projects are in the planning, finance and permitting stages.

Although the ethanol industry continues to explore production technologies employing various feedstocks, such as biomass, corn-based production technologies remain the most practical and provide the lowest operating risks. Consequently, most U.S. ethanol is produced from corn grown in the Midwest, where corn is abundant. In most existing facilities, the production process employs natural gas or, in some cases, coal to power the facility. Proximity to sufficient low-cost corn and natural gas supply, therefore, provides a key competitive advantage for ethanol producers. Nevertheless, over the next several years, it is likely that the production of ethanol from cellulose will increase and it is possible that, because of the size of this untapped biomass resource, its cost as a feedstock to ethanol producers will be less than the cost of corn. A joint study by the U.S. Departments of Agriculture and Energy has concluded that the U.S. land resources could produce a sustainable supply of biomass sufficient to displace 30% of the country’s current gasoline consumption.

More than half of total U.S. ethanol production is consumed in the east- and west-coast markets, primarily as a result of the stricter air quality requirements in large parts of those markets. The primary means of transporting ethanol from the Midwest to the coasts is by rail transportation. As a result, adequate access to rail transportation is a key consideration for locating ethanol production facilities. Furthermore, a producer’s ability to form unit trains, consisting entirely of ethanol tank cars from one facility, allows for reduced transportation costs and faster delivery times. The movement of ethanol via pipeline is limited as a result of the tendency of ethanol to absorb water and other impurities found in the pipelines, logistical limitations of existing pipelines and limited volumes of ethanol that need to be transported. Barges and trucks are also used in the transportation of ethanol.

Imports of fuel ethanol from foreign sources, principally Brazil, also affect overall supply and pricing. According to a reliable trade source, total foreign imports in 2006 may amount to between 210 MMGY and 230 MMGY, or approximately 5% of total current U.S. production. Foreign imports of ethanol, except from certain Caribbean Basin nations, are subject to a tariff and an ad valorem tax. Nevertheless, at price levels reached in the second quarter of 2006, prices of imported ethanol, including transportation costs, tariff and taxes, were competitive with domestically produced ethanol. Fuel ethanol imported from Jamaica, Trinidad, El Salvador, Costa Rica and 17 other nations is not subject to tariff and therefore reaches the U.S. at delivered prices below the current market.

The Ethanol Production Process

The production of ethanol or ethyl alcohol from starch or sugar-based feedstocks is among the earliest ventures into value-added processing. The process has been considerably refined in recent years. There are two production processes: wet milling and dry milling. The main difference between the two is in the initial treatment of the grain.

Dry Milling

In dry milling, the entire corn kernel or other starchy grain is first ground into flour and the starch in the flour is converted to sugar which is then converted to ethanol by means of fermentation. The fermentation process generally takes about 40 to 50 hours. The ethanol is concentrated to 190 proof using conventional distillation and then is dehydrated to approximately 200 proof in a molecular sieve system.

The anhydrous ethanol is then blended with about 5% denaturant (such as natural gasoline) to render it undrinkable and thus not subject to beverage alcohol tax. It is then ready for shipment to gasoline terminals or retailers.

The other products of dry milling are carbon dioxide (used to carbonate soft drinks and in the manufacture of dry ice) and DDGS, a high quality, nutritious livestock feed.

Dry Milling with Next Generation Fractionation Technology

In dry milling with fractionation, the corn kernel is separated into three distinct streams in the fractionation process. These streams are the bran or fiber, the germ and the endosperm or starch component. As in a typical dry mill, the starch is converted to sugar which is then converted to ethanol by means of fermentation. The fermentation process generally takes about 40 to 50 hours. The ethanol is concentrated to 190 proof using conventional distillation and then is dehydrated to approximately 200 proof in a molecular sieve system.

Wet Milling

In wet milling, the grain is soaked or “steeped” in water and dilute sulfurous acid for 24 to 48 hours. This steeping facilitates the separation of the grain into its many component parts, starch, protein, germ and fiber, which are then further processed.

The products of wet milling include corn oil (which is either extracted on-site or sold to crushers who extract the corn oil), corn gluten meal co-product (a popular feed ingredient in poultry broiler operations), and starch products which can be processed in one of three ways: fermented into ethanol, dried and sold as dried or modified corn starch, or processed into corn syrup. The fermentation process for ethanol is very similar to the dry mill process described above.

Ethanol Production Economics

Corn represents the single largest cost in ethanol production. However, there is very little relationship between ethanol and corn prices. Ethanol prices most closely correlate to conventional gasoline. In fact, the last few years have yielded record corn crops with relatively low grain prices and record high ethanol prices. The result has been a significant increase in margins. Each bushel of corn yields approximately 2.8 gallons of denatured fuel ethanol. Moreover, to date in 2006 prices for ethanol have increased to a 24-year high, with a low spread over spot prices for gasoline. Because of the volatility in commodity prices, there is no certainty that ethanol prices will remain at these levels. In fact, the rise in prices may be resulting in the building of increased production capacity, which may well lead to a condition of oversupply.

The U.S. average ethanol price has shown substantial correlation with the price of conventional gasoline over the last decade. In contrast, correlations with variables pertaining to ethanol production including agricultural commodities have been quite weak. Petroleum product prices will drive ethanol prices. According to the Energy Information Administration’s Annual Energy Outlook 2006, oil prices are not likely to ease in the coming quarter century.

The National Corn Growers Association has stated there will be sufficient corn production to support 15 BGY of ethanol production, consuming approximately 30% of annual corn production. A volume of 15 BGY is approximately 10% of the projected annual U.S. gasoline consumption.

At 4.4 billion gallons, the ethanol industry currently represents only 3% of the U.S. gasoline market. With 10% blends, the market has room to expand to 15 billion gallons per year or approximately 3.5 times its current size.

Figure 1 Historic U.S. Fuel Ethanol Production

Source: U.S. Energy Information Administration / RFA

Dried Distillers Grain

Dried distillers grain is an important co-product of drymill ethanol production. As discussed above, the drymill ethanol production process uses only the starch portion of the corn, which is about 70% of the kernel. All the remaining nutrients - protein, fat, minerals, and vitamins - are concentrated into distillers grain, a valuable feed for livestock. A bushel of corn weighs 56 pounds and will produce approximately 2.8 gallons of ethanol and 17 pounds of distillers grain.

DDGS is the form available to the cattle feed industry. The liquid that is separated from the mash during the distilling process is partially dehydrated into syrup, and then added back onto the distillers grain before drying to create DDGS.

DDGS is a high quality feedstock ration supplement for dairy cattle, beef cattle, and is suitable in small amounts as a protein supplement for swine, poultry, and aquaculture. The feed is an economical partial replacement for corn, soybean meal, and dicalcium phosphate in livestock and poultry feeds.

Our Proposed Strategy

We are focusing our efforts to become the industry’s low cost producer. We anticipate that our acquisition and brownfield development strategies and our focus on alternative energy sources will afford us rapid capacity development with significant cost advantages. Brownfield development refers to the co-location of new ethanol plants adjacent to existing sources of steam energy. Further, by co-locating new developments at coal-fired electric plants, we believe that we may be able to take advantage of existing infrastructure, creating initial capital cost savings of up to 20%, as well as meaningful ongoing operating cost savings through less expensive energy sources.

In addition, we expect that our use of corn fractionation technology will contribute to our effort to become a low cost producer in the industry. Fractionation is a process that separates the germ and the bran from the endosperm, which contains the starch used in making ethanol. Fractionation leads to increased ethanol productivity and to decreased ethanol production costs through increased plant output, decreased water use, decreased energy use and creation of a higher protein, higher value DDGS.

Although agricultural derivatives create higher value products from commodities, they themselves become commodities. Industry rationalization will permit only those companies that create operating models enabling low-cost production to survive. Traditionally, the most important factor in accomplishing low-cost production has been the establishment of significant economies of scale, supplemented by programs to reduce up-front capital costs and other strategic initiatives to reduce ongoing operational costs. Beyond the grain feedstock costs, the second highest input cost of ethanol production is energy, traditionally natural gas for creation of steam. Strategic location of ethanol plants near large coal fired utility plants may result in significant reduction of operating costs by utilizing waste heat and existing infrastructure from the power plant. Furthermore, through the use of alternative energy sources, such as coal or biomass, significant cost reductions are possible in other brownfield locations.

We plan to be a low-cost producer by way of alternative energy sources and applied technology with a goal to move into the top ten ethanol producers over the next four years. We believe that we will be able to accomplish these objectives by successfully implementing our fractionation technology, executing our utility co-location brownfield development, and a two-part acquisition strategy.

Brownfield Utility Co-Location

By siting at an electric utility, we believe that we will achieve the following benefits and advantages:

•	Established railroad infrastructure for shipping ethanol and distillers grain and receiving feedstock and coal;

•	Water availability;

•	Reduced cost for electrical supply;

•	Existing industrial zoning; and

•	Expedited/Minimal permitting risk based on siting and thermal supply options.

After corn, fuel cost is the second largest production cost component. Accordingly, overall production cost changes are very sensitive to fuel cost changes. As ethanol plants require large amounts of energy to evaporate the water used in processing, a small change in energy cost has a significant effect on production costs. For example, a 50% rise in fuel price would result in a 20% increase in total production costs. The majority of plants producing ethanol today in the United States are fueled by natural gas. The extraordinary rise in the cost of natural gas in the last two years has had a meaningful impact on these producers’ margins. We believe that biomass fuel sources will provide us with relative price stability.

Acquisition of Expandable Existing Plants

We plan to generate rapid capacity development through acquisitions at the low end of the existing producer market in terms of plant capacity (20-30 MMGY) followed by subsequent unit expansion. This model provides near-term economies of scale and cash flow while maintaining a competitive cost structure. Smaller, cooperative owned plants located with good rail access, water availability, and alternative energy access will be the primary target. Our plans to develop capacity by acquisition and expansion are subject to our ability to access capital from banks, investors, and other financial sources with acceptable terms and conditions. The availability of financing for acquisition and expansion will depend, in part, on market conditions for the fuel ethanol industry, including the capacity being created, the construction or expansion of other ethanol projects and the development of predictable, financeable supply requirements. The Renewable Fuels Association has reported that there are numerous ethanol projects that are seeking financing.

Over half of the ethanol plants operating in the United States are farmer-owned. Less than one-third of the plants currently being constructed, however, are farmer owned. Plants are becoming larger and require more capital to remain competitive. As a result, the pressure on smaller producers to expand or sell is creating an opportunity for us. By marketing our fractionation technology to an existing 30 MMGY producer in exchange for equity, with the offer to expand its output to 60 MMGY with a concurrent change of power source from natural gas to coal or biomass, we believe that the annual return would increase from approximately $9.0 million for the ethanol and DDGS by-products to approximately $60 million. Total investment to accomplish the increase would be approximately $65.0 million, and the return is based upon an ethanol price of $1.60 per gallon. Several, if not many, other businesses, however, are attracted by these economics. As a result, we may not be able to secure acquisition of existing capacity on acceptable terms or at all.

Acquisition of Projects in Development

We believe that there are over 100 ethanol production projects currently planned. We further believe that many are being developed by inexperienced developers without adequate knowledge of the market and cost structures or the capability to bring the plant to fruition. We will target those projects in ideal locations with advantageous access to rail, water, feedstock, and some energy advantage. Energy advantages may come in the way of technology advancements resulting in significant energy cost reductions such as fractionation technology or high efficiency DDGS drying. Energy cost reductions may occur with alternative fuel sources or the unusual ability to sell DDGS wet thus eliminating the need for drying.

We have commenced discussions with owners of projects in development, which may lead to us entering  into agreements with some or all of these developers. Since at least 18 to 21 months are required to construct an ethanol production facility and bring it to operational levels, and since construction cannot commence without full permitting and licensing from all required governmental authorities, we expect that we will not be able to sell production from these sources, if any, until late 2009. By this time, the current production capacity of the U.S. ethanol industry is expected to increase by at least 70%. As a result, if projected demand for ethanol does not increase at a similar pace, or if gasoline prices do not remain at levels that support the increased use of ethanol, prices for ethanol may not remain at levels that support a favorable return on our investment in these projects.

As is the case with existing production facilities, the competition to acquire projects in development may become intense, and we may not be able to reach agreement with sellers on acceptable terms or at all. Furthermore, our ability to finance acquisitions of projects in development may be subject to our ability to demonstrate acceptable returns from these projects, which in turn is subject to market conditions and the willingness of banks and investors to provide capital on acceptable terms.

Current Industry Hurdles

Since many new ethanol construction and expenses in projects are currently underway, existing ethanol industry resources are in short supply. There are only a few experienced ethanol plant construction contractors, all of which are booked for two years in advance or more. In addition, currently there are many industrial projects requiring substantial numbers of construction craft workers. The volatility of stainless steel, copper, and other commodities used in the construction of ethanol plants makes ethanol plant construction contracting difficult. We plan to seek out contractors outside the ethanol industry to provide construction services by way of smaller local subcontractors with a craft following. In addition, we expect to begin to identify and begin procurement of  long lead time equipment and materials with a view to maintaining the shortest construction schedules possible. Despite our efforts, however, we may not be able to secure the services of contractors that are capable of providing us with the required services or are willing to provide those services on acceptable terms. Similarly, the Company cannot be certain that we will be able to procure equipment and materials on the terms that we currently envision or on any terms. As a result, our ability to commence, continue or complete construction or expansion of the contemplated facilities may be severely limited and we may not be able to achieve our business goals.

Marketing and Sales

We plan initially to utilize the services of nationally recognized third-party traders for the sales of both ethanol and DDGS as well as the procurement of corn feedstock. We will be competing with other producers for corn and will also be competing with other producers in the sale of ethanol and DDGS. At this stage of development, we cannot be certain that we will be able to secure arrangements for the sale and marketing of ethanol and DDGS or for the purchase of feedstock necessary for production.

To assist us in creating our internal capacity to market our products and buy feedstock, we are currently seeking an executive with experience as a successful commodity trader with specific ethanol experience. If we can employ such an individual and if the individual is able to create an effective marketing and sales function, we have planned that, in the early years of operation we will transition a substantial amount of these functions in-house. Our ability to employ the appropriate executive may, however, be limited due to the limited number of qualified candidates or our ability to compete with better-established, better-financed ethanol businesses, some of whom already are publicly-traded businesses, for talented executives. As a result, we may not be able to employ a qualified executive on acceptable terms, or at all, in which case our sales, marketing and purchasing functions would rely wholly on third parties. The terms of third party arrangements may adversely affect our anticipated financial results.

Overview of Raw Material Supply, Pricing and Hedging

We may seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and by purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we may sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the NYMEX, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline contracts. It is possible, but not certain, that our strategy of managing exposure to commodity price fluctuations will reduce somewhat the volatility of our results.

We may also:

•	purchase corn through spot cash, fixed-price forward and delayed pricing contracts; and

•	utilize hedging positions in the corn futures market to manage the risk of excessive corn price fluctuations for a portion of our corn requirements.

Natural Gas Procurement and Hedging Strategy.

Although we currently intend to obtain all our heat energy from biomass sources, in the future we may choose to obtain all or part of our energy from natural gas. In that event we would be subject to market risk with respect to the supply of natural gas that has historically been subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions and overall economic conditions. Accordingly, we may hedge a portion of any exposure to natural gas price risk from time to time by using fixed price or indexed exchange-traded futures contracts.

Unleaded Gasoline Hedging Strategy.

If a substantial number of our contracts to sell ethanol are priced based on the price of unleaded gasoline, it is possible that we may establish from time to time an unleaded gasoline hedge position using exchange-traded futures to reduce our exposure to unleaded gasoline price risk.

Competition

The U.S. ethanol market is highly competitive. According to the Renewable Fuels Association, world ethanol production rose to 12 billion gallons in 2005. Non-U.S. ethanol accounted for 65% of world production. The United States and Brazil are the world’s largest producers of ethanol. As of December 2006, industry capacity in the United States approximated 5.3 BGY, with an additional 4.8 BGY of capacity under new construction or expansion of existing facilities. The ethanol industry in the U.S. consists of approximately 109 production facilities and is primarily corn based, while the Brazilian ethanol production is primarily sugar cane based.

According the Renewable Fuels Association, in November 2006, the top 12 U.S. producers currently account for 47% of the ethanol production capacity in the U.S. as follows:

Current capacity (as of March 2006)	MMGY	Number of plants	Share of the market
Archer Daniels Midland	1,070	7	21%
VeraSun	230	2	4
Hawkeye Renewables	220	2	4
Aventine Renewable Energy	150	2	3
Cargill	120	2	2
Abengoa Bioenergy	110	3	2
New Energy	102	2	2
US Bio Platte Valley	100	2	2
Global Ethanol/Midwest Grain Processors*	95	1	2
MGP Ingredients	67	1	2
Tate & Lyle (formerly AE Staley)	62	1	1
Chief Ethanol	55	1	1

*Farmer-owned

The industry is otherwise highly fragmented, with many small, independent firms and farmer-owned cooperatives constituting the rest of the market. If we follow our current business plan, we will compete with our competitors primarily on a national basis.

We believe that our ability to compete successfully in the ethanol production industry depends on many factors, but we are principally relying on our strategy to be among the lowest-cost producers.

With respect to DDGS, we are likely to compete with other ethanol producers, as well as a number of large and smaller suppliers of competing animal feed. We believe that we will be able to successfully compete based on our product's price, proximity to purchasers and quality.

Legislation

Energy Policy Act.

As discussed above, the Energy Policy Act established minimum annual volumes of renewable fuel to be used by petroleum refiners in the fuel supply and did not provide liability protection to refiners who use MTBE as a fuel additive. The Energy Policy Act also removed the oxygenate requirements that were put in place by the Clean Air Act. By including anti-backsliding provisions the Energy Policy Act requires refiners to maintain emissions quality standards in the fuels that they produce, thus providing a source for continued need for ethanol.

There is, however, the potential that some or all of the Renewal Fuels Standards may be waived. Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the EPA determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the United States, or that there is inadequate supply to meet the requirement.

The Federal Blenders’ Credit.

First implemented in 1979, the federal excise tax incentive program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction of $0.51 per gallon of ethanol. The incentive program is scheduled to expire in 2010 (unless extended).

The Federal Clean Air Act.

Environmental regulations partially drive the use of ethanol as an oxygenate. The federal Clean Air Act requires the use of oxygenated gasoline during winter months in areas with unhealthy levels of carbon monoxide.

State Legislation.

In recent years, due to environmental concerns, 25 states have banned, or significantly limited, the use of MTBE, including California, Connecticut and New York. Ethanol has served as a replacement for much of the discontinued MTBE volumes. We expect that ethanol will continue to replace future MTBE volumes that are removed from the fuel supply.

Federal Tariff on Imported Ethanol.

In 1980, Congress imposed a tariff on foreign produced ethanol, made from cheaper sugar cane, to encourage the development of a domestic, corn-derived ethanol supply. This tariff was designed to prevent the federal tax incentive from benefiting non-U.S. producers of ethanol. The tariff is $0.54 per gallon and is scheduled to expire in 2007 (unless extended).

Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempted from the tariff under the Caribbean Basin Initiative, which provides that specified nations may export an aggregate of 7.0% of U.S. ethanol production per year into the United States, with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit. As a result of new plants under development, we believe that imports from the Caribbean region will continue, subject to the limited nature of the exemption.

The North American Free Trade Agreement (“NAFTA”) also allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon.

In addition, there is a flat 2.5% ad valorem tariff on all imported ethanol.

World Trade Organization.

The federal blenders’ credits and tariffs, as well as other federal and state programs benefiting ethanol, generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures. Consequently, these credits and tariffs are the subject of challenges thereunder, in whole or in part.

Environmental Matters

Because we plan to operate ethanol production facilities, we will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of our employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. In August 2006, we entered into an agreement with Natural Resource Group, Inc., of Minneapolis, Minnesota. Natural Resource Group, Inc., an environmental consulting firm that will assist us in the permitting process.

We do not anticipate a material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we may own or operate and at off-site locations where we may arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may become responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. In that case we may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs.

In addition, if we become the owner or operator of any ethanol production facilities, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at its current and future environmental laws and regulations (and related interpretations); more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Air emissions from ethanol production are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that we may come to own or operate if the emissions of hazardous air pollutants exceed certain thresholds. If a facility operated by us is authorized to emit hazardous air pollutants above the threshold level, then it would be required to comply with the NESHAP related to its production process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters by September 13, 2007. New or expanded facilities would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit the operating flexibility that we expect to achieve. Because other domestic ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

The hazards and risks associated with producing and transporting ethanol and DDGS, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we plan to secure and maintain insurance coverage against some, but not all, potential losses. The coverage we plan will include physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. Even if our insurance is adequate and customary for our industry, losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The Company’s ability to secure coverage depends on the availability of insurance. If we are unable to procure adequate insurance, we may not be able to obtain financing or otherwise execute our business plan.

Property

Our principal executive offices are located at 14500 Parallel Road, Suite A, Basehor, Kansas 66007 and our phone number is (913) 724-4106.We currently lease this space at a base annual rate of $11,100, or $925 per month. The lease expires on July 17, 2007. The offices are suitable to accommodate our current space requirements.

The Company has also entered into a lease for an additional executive office, which commenced on November 1, 2006 located at Suite #18, N. Adger’s Wharf Charleston, South Carolina 29401. In the initial year of the lease, the annual rent is $18,590, or $1,549.14 per month, subject to escalation provisions, commencing on December 1, 2006. The lease terminates on October 31, 2011.

In connection with the SEMO joint venture, a food grade, dry mill corn processing facility is under construction. Upon finalizaton of the joint venture arrangements we will own a 50% interest in the facility

Employees

As of December 22, 2006, we had ten full time employees who are responsible for companywide management, marketing, project management, logistics and administration. All of these employees are located in the United States. None of our employees is covered by a collective bargaining agreement. We have had no labor-related work stoppages, none of our employees are represented by a labor union and we believe that we have positive relations with our employees.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings or claims are pending against or involve us that, in the opinion of management, could reasonably be expected to have a material adverse effect on our business and financial condition.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is certain information regarding our directors, executive officers and key personnel.

Name	Age	Position
Albert W. Knapp, III	54	President and Chief Executive Officer Director

Randall L. Rahm	55	Co-Chief Operating Officer Director

Bryan J. Sherbacow	37	Co-Chief Operating Officer Director

Robert C. Walther	71	Executive Chairman Director

Johnny F. Norris Jr.	57	Director

Thomas G. Kraemer	56	Director

Alan H. Belcher	57	Executive Vice-President of Technology

David McKittrick	61	Executive Vice-President and Chief Financial Officer

Our directors and officers hold office until the earlier of their death, resignation, or removal or until their successors have been qualified. Albert W. Knapp, III, Randall L. Rahm, Bryan J. Sherbacow, Robert C. Walther and Johnny F. Norris, Jr. became executive officers and directors, as listed below, following the Merger. Thomas G. Kraemer was appointed by the Company’s Board to serve as a director on September 14, 2006. David J. McKittrick was hired on October 9, 2006 as Executive Vice President and Chief Financial Officer, and Alan H. Belcher joined the Company as of  October 6, 2006 as Executive Vice-President of Technology

Albert W. Knapp, III, Chief Executive Officer and Director

Before joining us as our Chief Executive Officer in 2006, Albert Knapp was the Senior Vice President of Business Development at TIC - The Industrial Company (TIC). Mr. Knapp was responsible for TIC’s efforts within the ethanol industry. Mr. Knapp has 30 years of management service in a progression of positions with expertise involving corporate management, business development, project execution, operations, estimating, design, and construction management. As Senior Vice President for TIC, Mr. Knapp had spent the last 13 years proposing, negotiating, and overseeing execution of Engineer Procure & Construct (“EPC”) projects. Previously, he had been Vice President/General Manager of TIC Southeast, Inc., and has also served as Central Region and Western Region Vice President. In these positions, Mr. Knapp was responsible for marketing, as well as estimating and executing projects that generated up to 40% of TIC’s revenue. Mr. Knapp was responsible for developing strategic alliances and joint ventures for the pursuit and execution of EPC power and energy projects. His responsibilities have included selecting engineering services, evaluating equipment vendors, developing contractual teaming/joint venture relationships, maintaining client contact, negotiating contract terms and conditions, contract administration, partnering, estimating, scheduling, procurement management and project oversight at the executive level. Mr. Knapp was instrumental in establishing TIC’s diversified marketing strategy that included ethanol. He selected Delta T Corporation as TIC’s Strategic Partner and established the Strategic Alliance setting forth the groundwork for the two companies to share in an explosive growth market. Mr. Knapp also serves as a director of the American Gelbvieh Association, a non-profit organization.

Randall L. Rahm, Co-Chief Operating Officer,  Director

Before joining us in 2006, Mr. Rahm was the Director, Fuel Services for Westar Energy, Inc where he had been employed since 1993. He was responsible for coal procurement and transportation for over 13.5 million tons annually. Before joining Westar Energy he was employed by Amax Coal West, Inc. for 10 years in Gillette, WY as the Special Projects Manager. From 1991 to 1993, Mr. Rahm managed the world’s largest commercial sub-bituminous coal dryer located at the Amax Belle Ayr Mine. Under Mr. Rahm’s management, extensive research was conducted on the Coal Dryer project in the areas of reducing the dried PRB coal’s reactive characteristics, dust suppression, explosion characteristics, spontaneous combustion, and coal dust fire-fighting procedures. Mr. Rahm was also employed with McNally Pittsburg, Inc. for 14 years as a senior project manager, where he has built coal dryers and prepared and handled systems throughout the United States and Canada. Mr. Rahm has over 30 years experience in the coal industry and is a past chairman of the ASME’s Fuels and Combustion Technology (FACT) Division. Mr. Rahm is the founder, executive director and former chairman of the PRB Coal Users’ Group, a non-profit entity. The PRB Coal Users’ Group has over 1000 members of which 635 are from 76 operating companies. In 2006, the Secretary of Energy, Samuel W. Bodman, appointed Mr. Rahm to the National Coal Council.

Bryan J. Sherbacow, Co-Chief Operating Officer, Director

Before joining us in 2006, Bryan Sherbacow was an asset manager, since 1993, investing in both public and private companies. He is personally responsible for over $2.5 billion in transactions comprised primarily of publicly traded equity, convertible preferred and high yield bond securities. In 1995, Mr. Sherbacow established The Armistead Group, Inc. (TAG) in New York to provide analytical and trading services as well as manage its hedge fund business. In 2005, Mr. Sherbacow established a private equity group within TAG to invest in coal and alternative energy companies. Mr. Sherbacow also serves on the Board of Directors for the Charleston Concert Association.

Robert C. Walther, Executive Chairman, Director

Robert C. Walther joined us in 2006 as Executive Chairman. Mr. Walther founded Industrial Power Technology in 1983 and is currently its President. As a professional engineer and certified plant engineer, he is responsible for the strategic planning, design, and construction of power generation and control systems. Over the last 35 years, Mr. Walther has been a team leader in developing and constructing numerous utility and private sector power generating stations and transmission systems. This, along with the understanding of fuel and its availability, has lead to programs of effective fuel utilization and energy optimization, as well as cost-effective programs of long-term fuel acquisition. Mr. Walther has personally led Industrial Power Technology’s international expansion into the United Kingdom, Philippines, and the People’s Republic of China, where Industrial Power Technology’s development team has developed several power projects. Mr. Walther also has extensive experience in engineering and construction management for roads, utilities, and all associated systems. He is also responsible for the planning and management of the development and construction of environmental systems, including zero discharge of liquid waste streams, and air quality clean-up systems. Mr. Walther is President and CEO of IPT Ethanol, Inc., our wholly-owned subsidiary.

Johnny F. Norris Jr., Director

Johnny F. Norris Jr. joined Duke Power Company in 1982 as an Assistant Engineer, progressing through various positions until his departure in 1999 as Senior Vice President of Duke Energy Corporation and Chairman and Chief Executive Officer of Duke Energy Global Asset Development. In 1999, Mr. Norris joined the American Bureau of Shipping Group as President and Chief Operating Officer, and, in the same year joined American Electric Power as Senior Vice President, Operations and Technical Services. In 2003, Mr. Norris became self employed as a private consultant to companies in energy related industries, including Fuel Tech. Mr. Norris is currently a director of Fuel Tech, Inc. where he also serves as President and Chief  Executive Officer.

Thomas G. Kraemer, Director

Mr. Kraemer was appointed Chairman of the United States Department of Energy’s National Coal Council for 2004 - 2005. Over the past 15 years Mr. Kraemer has been actively involved with a variety of energy related organizations, including the Center for Energy and Economic Development, American Coal Council, National Mining Association, and Association of American Railroads. Mr. Kraemer's 25 year career in the railroad industry began in 1981 as a Marketing Manager in the Forest Products Business Unit. In 1984, he obtained a position in corporate strategic planning and the Director of Interline Marketing. From 1988 through 1991 he was responsible for BNSF’s freight equipment and locomotive investments. In 1991, he was promoted to Assistant Vice President-Coal Logistics and was promoted again in 1993 to Vice President of the Iron and Steel Business Unit. In 1996, Mr. Kraemer became Vice President of Coal and Grain Operations until his appointment in 1999 to lead BNSF’s Coal Business Unit.

Alan H. Belcher, Executive Vice-President of Technology

Mr. Belcher joined Ethanex from Delta-T Corporation, a worldwide provider of ethanol plant technology and design, where he served for more than five years as Vice President of Project Development for ethanol projects in North America and China. Mr. Belcher's efforts led to twelve major EPC projects in North America and one in China. During his tenure at Delta-T, Mr. Belcher was responsible for new technology commercialization, including energy reduction innovation, co-product value enhancement and bio-diesel. Mr. Belcher also served as Project Director, overseeing the design and design-build of grain-based fuel ethanol plants in the USA, Canada, China and Australia. A Chemical Engineer by training, Mr. Belcher brings over three decades of notably broad experience in engineering management, manufacturing, operations management, domestic and international project management as well as project and engineering alliance development. Mr. Belcher has held senior positions with responsibility for food processing production and distribution, sugar, cellulose and ethanol technology, enzyme catalysis, biotech and pharmaceutical projects. In early 2000, Mr. Belcher was the Vice President of Engineering for Iogen, a world- leading biotechnology firm specializing in cellulose based ethanol, where he was responsible for the initial scale-up of Canada's first biomass-to-ethanol process to commercial scale. From 1989-2000, Mr. Belcher served in various project management and engineering roles at Flour Corporation, a global provider of design, engineering, procurement and construction services. Mr. Belcher began his career at CPC International, Inc., Corn Products Division, in 1973. During his fifteen-year tenure, Belcher's management positions included Process Engineering, Project Development and Manufacturing.

David J. McKittrick, Executive Vice-President and Chief Financial Officer

Before joining Ethanex, Mr. McKittrick was the principal of David J. McKittrick, LLC, a financial and management consulting business founded in 2003.  From 2001 to 2003, Mr. McKittrick was a free-lance consultant.The company focused on troubled industrial companies, and he engaged in recapitalizing companies in default, restructuring dysfunctional finance departments, lender relations, systems redesign, and due diligence investigations. From 1998 to 2001, Mr. McKittrick served as President and Chief Operating Officer for OnStream, Inc., a developer of digital computer backup devices. From 1995 to 1998 Mr. McKittrick served as Senior Vice President and Chief Financial Officer of Gateway 2000, Inc., a global manufacturer and direct marketer of personal computers. As a member of the company’s senior management team, Mr. McKittrick was responsible for all corporate finance, accounting and management information systems, as well as being involved in strategic planning, acquisitions, and membership in all operating committees. From 1992 to 1994, Mr. McKittrick served as Vice Chairman and Chief Operating Officer of Collins & Aikman Group, Inc., a broad-based specialty manufacturing company with sales of $1.4 billion. Mr. McKittrick’s position was created to provide intensified management of the company’s decentralized operations in a highly-leveraged and troubled environment. From 1972 to 1992, Mr. McKittrick was with James River Corporation, a Fortune 100 paper and consumer products company, which was ultimately acquired by Georgia Pacific Corporation. During Mr. McKittrick’s tenure he served as chief financial officer, while annual revenues for the company increased from $14 million to approximately $8.5 billion. As a key member of senior management, he was one of a few people who guided the strategic direction and growth of the company.  Mr. McKittrick began his career with Coopers & Lybrand on their audit staff and where he became a certified public accountant.  Mr. McKittrick also serves as a member of the board of directors of Wellman, Inc., a NYSE chemical producer, and on the board of trustees of Hampden-Sydney College.

There are no family relationships among our executive officers.

Board Committees

The Board intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by Sarbanes-Oxley and the national securities exchanges. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert”. Additionally, the Board is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. Until further determination by the Board, the full Board will undertake the duties of the audit committee, compensation committee and nominating committee. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Code of Ethics

We have not formally adopted a written code of ethics that applies to our principal executive officer, principal financial officer or controller, or persons performing similar functions. Based on our small size, early development stage and limited financial and human resources, we did not adopt a written code of ethics before the Merger. We intend to formalize and adopt a written code of ethics.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 22, 2006 by (1) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of the common stock; (2) each of our directors and executive officers; and (3) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is 14500 Parallel Road, Suite A, Basehor, KS 66007.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding
Albert W. Knapp(2)	6,000,000	9.38%
Bryan J. Sherbacow(2)	6,000,000	9.38%
Randall L. Rahm(2)	6,000,000	9.38%
Robert C. Walther(2)	6,000,000	9.38%
David J. McKittrick(3)	1,000,000	1.56%
All Directors and Executive Officers as a Group (5 persons)	25,000,000	39.1%

(1) Beneficial ownership is calculated based on shares of common stock issued and outstanding as of December 22, 2006. Beneficial ownership is determined in accordance with Rule 13d-3 of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Closing Date. The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable, unless otherwise noted in the applicable footnote.

(2) Shares acquired in Merger as a holder of Class A shares of Ethanex N.A.

(3) Represents shares of restricted stock granted under our Omnibus Equity Incentive Plan.

EXECUTIVE COMPENSATION

None of our officers or directors accrued or received any compensation for their services during fiscal year 2005. Our current executive officers, who were executive officers of Ethanex N.A., did not receive a salary during fiscal year 2005, as Ethanex N.A. was incorporated on May 31, 2006. Also, no options or freestanding SARs were granted to its executive officers during the fiscal year ended December 31, 2005, or any previous fiscal year.

Compensation of Directors

Currently, all non-employee directors will receive an option grant to purchase 15,000 shares of stock under a stock option plan of the Company, such options vesting on the one year anniversary of the Director’s appointment to the Company’s Board. Each director will also receive an annual option grant of 10,000 options to purchase shares of stock under a stock option plan of the Company for each year the director serves on the Board. Any unvested shares will be forfeited in the event the Director is not serving as a Director on the relevant vesting date. In addition, Directors receive a stipend of $5,000 per quarterly board meeting (plus $1,500 per Board meeting attended in person), $1,500 per day for other Board or Committee meetings (plus $2,000 for meetings attended in person at the Company’s request), including a business class ticket for any meeting requiring more than two hours of travel. Directors are also entitled to reimbursement of expenses incurred in performing their responsibilities to the extent such expenses are pre-approved by the Company.

No formal plan of compensation exists for employee directors. The Board of Directors may, however, from time to time approve payments to employee directors based on extraordinary service.

During the last fiscal year, no director of the Company received compensation.

Employment Agreements

On the September 1, 2006 and in connection with the Merger, the Company assumed the employment agreements between Ethanex N.A. and each of Messrs. Knapp, Rahm, Sherbacow and Walther pursuant to which, as of the closing of the Merger, they held the positions of Chief Executive Officer, Co-Chief Operating Officer, Co-Chief Operating Officer and Controller, and Executive Chairman, respectively. By action of the Board of Directors on December 1, 2006, those titles have been changed as set forth in “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.”

Mr. Knapp’s employment agreement provides for a four-year term, with an initial annual base salary of $195,000, and the potential increase to $210,000 and $270,000 upon achieving certain operational steps in our growth, and an annual bonus subject to achieving our target performance levels as approved by the Compensation Committee of the Board. Mr. Knapp also is entitled to receive an option grant of 250,000 shares from the Company’s 2006 Plan, 33.3% of which option shall be exercisable on the first anniversary of the grant, 33.3% of which option shall become exercisable on the second anniversary of the grant, and the remaining 33.4% of which shall become exercisable on the third anniversary of the grant. Under the agreement, Mr. Knapp will be subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us and for one year thereafter. Mr. Knapp and his spouse and dependants will be entitled to participate in our benefit plans in substantially the same manner, including but not limited to, responsibility for the cost thereof, and at substantially the same levels as we make such opportunities available to all of our managerial or salaried executive employees and their dependants. Subject to certain notice requirements, either of Mr. Knapp or us will be entitled to terminate the employment agreement at any time. If we terminate the employment agreement without Cause (as defined in the agreement) or Mr. Knapp terminates the employment agreement for Good Reason (as defined in the agreement), then Mr. Knapp is entitled to receive earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through his scheduled termination date, plus a one-time severance payment equal to his then-current annual base salary, as well as continuation, at our expense, of Mr. Knapp’s participation in the benefit programs.

Mr. Rahm’s employment agreement provides for a four-year term, with an initial annual base salary of $180,000, with the potential increase to $195,000 and $255,000 upon achieving certain operational steps in our growth, and an annual bonus subject to achieving its target performance levels as approved by the Compensation Committee of the Board. Mr. Rahm also is entitled to receive an option grant of 250,000 shares from our 2006 Plan, 33.3% of which option shall be exercisable on first anniversary of the grant, 33.3% of which option shall become exercisable on second anniversary of the grant, and the remaining 33.4% of which shall become exercisable on the third anniversary of the grant. Under the agreement, Mr. Rahm will be subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us and for one year thereafter. Mr. Rahm and his spouse and dependants will be entitled to participate in our benefit plans in substantially the same manner, including but not limited to, responsibility for the cost thereof, and at substantially the same levels as we make such opportunities available to all of our managerial or salaried executive employees and their dependants. Subject to certain notice requirements, either of Mr. Rahm or us will be entitled to terminate the employment agreement at any time. If we terminate the employment agreement without Cause (as defined in the agreement) or Mr. Rahm terminates the employment agreement for Good Reason (as defined in the agreement), then Mr. Rahm is entitled to receive earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through his scheduled termination date, plus a one-time severance payment equal to his then-current annual base salary, as well as continuation, at our expense, of Mr. Rahm’s participation in the benefit programs.

Mr. Sherbacow’s employment agreement provides for a four-year term, with an initial annual base salary of $180,000, with the potential increase to $195,000 and $255,000 upon achieving certain operational steps in our growth, and an annual bonus subject to achieving its target performance levels as approved by the Compensation Committee of the Board. Mr. Sherbacow also is entitled to receive an option grant of 250,000 shares from our 2006 Plan, 33.3% of which option shall be exercisable on the first anniversary of the grant, 33.3% of which option shall become exercisable on the second anniversary of the grant, and the remaining 33.4% of which shall become exercisable on the third anniversary of the grant. Under the agreement, Mr. Sherbacow will be subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us and for one year thereafter. Mr. Sherbacow and his spouse and dependants will be entitled to participate in our benefit plans in substantially the same manner, including but not limited to, responsibility for the cost thereof, and at substantially the same levels as we make such opportunities available to all of our managerial or salaried executive employees and their dependants. Subject to certain notice requirements, either of Mr. Sherbacow or us will be entitled to terminate the employment agreement at any time. If we terminate the employment agreement without Cause (as defined in the agreement) or Mr. Sherbacow terminates the employment agreement for Good Reason (as defined in the agreement), then Mr. Sherbacow is entitled to receive earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through his scheduled termination date, plus a one time severance payment equal to his then-current annual base salary, as well as continuation, at our expense, of Mr. Sherbacow’s participation in the benefit programs.

Mr. Walther’s employment agreement provides for a four-year term, with an initial annual base salary of $180,000, with the potential increase to $195,000 and $255,000 upon achieving certain operational steps in our growth, and an annual bonus subject to achieving its target performance levels as approved by the Compensation Committee of the Board. Mr. Walther also is entitled to receive an option grant of 250,000 shares from our 2006 Plan, 33.3% of which option shall be exercisable on first anniversary of the grant, 33.3% of which option shall become exercisable on second anniversary of the grant, and the remaining 33.4% of which shall become exercisable on the third anniversary of the grant. Under the agreement, Mr. Walther will be subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us and for one year thereafter. Mr. Walther and his spouse and dependants will be entitled to participate in our benefit plans in substantially the same manner, including but not limited to, responsibility for the cost thereof, and at substantially the same levels as we make such opportunities available to all of our managerial or salaried executive employees and their dependants. Subject to certain notice requirements, either of Mr. Walther or us will be entitled to terminate the employment agreement at any time. If we terminate the employment agreement without Cause (as defined in the agreement) or Mr. Walther terminates the employment agreement for Good Reason (as defined in the agreement), then Mr. Walther is entitled to receive earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through his scheduled termination date, plus a one time severance payment equal to his then-current annual base salary, as well as continuation, at our expense, of Mr. Walther’s participation in the benefit programs.

As of October 6, 2006, the Company entered into an employment agreement with Alan H. Belcher that provides for a four-year term, with an initial base salary of $160,000 and an annual bonus subject to achieving target performance levels as approved by the Compensation Committee of the Board. Mr. Belcher also is entitled to receive an option grant of 60,000 shares from our Omnibus Equity Incentive Plan, 33.3% of which option shall be exercisable on October 6, 2007, 33.3% of which option shall become exercisable on October 6,2008, and the remaining 33.4% of which shall become exercisable on October 6, 2009. Mr. Belcher will also be entitled to 93,000 shares of restricted stock, of which 11,000 shares shall vest on each of October 6, 2007,2008, and 2009 and 60,000 shares will vest on September 1, 2008. Under the agreement, Mr. Belcher will be subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us and for one year thereafter. Mr. Belcher and his spouse and dependants will be entitled to participate in our benefit plans in substantially the same manner, including but not limited to, responsibility for the cost thereof, and at substantially the same levels as we make such opportunities available to all of our managerial or salaried executive employees and their dependants. Subject to certain notice requirements, either of Mr. Belcher or us will be entitled to terminate the employment agreement at any time. If we terminate the employment agreement without Cause (as defined in the agreement) or Mr. Belcher terminates the employment agreement for Good Reason (as defined in the agreement), then Mr. Belcher is entitled to receive earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through his scheduled termination date, plus a one time severance payment equal to his then-current annual base salary, as well as continuation, at our expense, of Mr. Belcher’s participation in the benefit programs.

On October 9, 2006 the Company entered into an employment agreement with David J. McKittrick. Mr. McKittrick’s employment agreement provides for an “at-will” employment, with an initial annual base salary of $190,000, with the potential increase to $210,000 and $250,000 upon achieving certain operational steps in our growth, and an annual bonus subject to achieving its target performance levels as approved by the Compensation Committee of the Board. Mr. McKittrick also is entitled to receive an option grant of 1,500,000 shares from our 2006 Plan, 25% of which option shall be exercisable on the first anniversary of the grant, and the balance of the option shall become exercisable in monthly installments over the next 24 months of his employment. Mr. McKittrick will also be entitled to 1,000,000 shares of restricted stock, 25% of which restricted shares shall be vested on the first anniversary of the grant, and the balance of the restricted shares shall become vested in monthly installments over the next 30 months of his employment. Under the agreement, Mr. McKittrick will be subject to traditional non-competition and employee non-solicitation restrictions while he is employed by us and for one year thereafter. Mr. McKittrick and his spouse and dependants will be entitled to participate in our benefit plans in substantially the same manner, including but not limited to, responsibility for the cost thereof, and at substantially the same levels as we make such opportunities available to all of our managerial or salaried executive employees and their dependants. Subject to certain notice requirements, either of Mr. McKittrick or us will be entitled to terminate the employment agreement at any time. If we terminate the employment agreement without Cause (as defined in the agreement) or Mr. McKittrick terminates the employment agreement for Good Reason (as defined in the agreement), then Mr. McKittrick is entitled to receive earned but unpaid base salary, unpaid pro rata annual bonus, and unused vacation days accrued through his scheduled termination date, plus a one time severance payment equal to 6 months of his then-current annual base salary.

Omnibus Equity Incentive Plan

On September 1, 2006, our board of directors and stockholders approved and adopted the 2006 Equity Incentive Plan. This plan was replaced by the Omnibus Equity Incentive Plan (the “Omnibus Plan”) adopted by our board of directors on December 1, 2006. The Omnibus Plan is intended to promote our interests by attracting and retaining exceptional employees, consultants, and directors as participants, and enabling them to participate in our long-term growth and financial success. Under the Omnibus Plan, we may grant nonstatuatory stock options, which are not intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, and restricted stock awards, which are restricted shares of common stock. The Omnibus Plan will terminate on November 30, 2016 if not earlier terminated at the discretion of the Board.

From time to time, we may issue the above-described incentive awards pursuant to the plan. The Omnibus Plan will be administered by a committee of independent directors appointed by the Board. Subject to the terms of the plan, the committee will have complete authority and discretion to determine the terms of awards under the plan. Each of the awards will be evidenced by and issued under a written agreement. At the discretion of the committee such agreements may contain provisions enabling an option holder or recipient of restricted stock to redeem shares in order to pay the exercise price or applicable withholding taxes.

The Board reserved a total of 7,500,000 shares of our common stock for issuance under the plan. If an incentive award granted under the plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the plan.

The number of shares subject to options under the 2006 Equity Incentive Plan, and any number of shares subject to any numerical limit in the Omnibus Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

Our Board may suspend or terminate the Omnibus Plan without stockholder approval or ratification at any time or from time to time. The Board may also amend the Omnibus Plan at any time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our Board. A termination or amendment of the Omnibus Plan will not, without the consent of the participant, adversely affect a participant’s rights under a previously granted incentive award.

At the time of the Merger, options were granted to Messrs. Knapp, Rahm, Sherbacow and Walther. On December 1, 2006, upon the adoption of the 2006 Omnibus Incentive Plan, Mr. McKittrick and Mr. Belcher were granted options and shares of restricted stock. The options were granted on the following terms:

Name	# Number of Securities Underlying Options/ SARS granted (#)	Percent of total options/SARs granted to employees in fiscal year	Exercise or base price ($/Sh)	Vesting Schedule	Expiration
Albert W. Knapp	250,000	9.2%	$1.00 / share	33.33% on September 1, 2007 33.33% on September 1, 2008 33.34% on September 1, 2009	September 1, 2016
Randall L. Rahm	250,000	9.2%	$1.00 / share	33.33% on September 1, 2007 33.33% on September 1, 2008 33.34% on September 1, 2009	September 1, 2016
Bryan J. Sherbacow	250,000	9.2%	$1.00 / share	33.33% on September 1, 2007 33.33% on September 1, 2008 33.34% on September 1, 2009	September 1, 2016
Robert C. Walther	250,000	9.2%	$1.00 / share	33.33% on September 1, 2007 33.33% on September 1, 2008 33.34% on September 1, 2009	September 1, 2016
Alan H. Belcher	60,000	2.2%	$1.00 / share	33.33% on October 6, 2007 33.33% on October 6, 2008 33.34% on October 6, 2009	October 6, 2016
David McKittrick	1,500,000	55.1%	$2.25 / share	25% on October 9, 2007 and 3.125% on each month end commencing on November 30, 2007	December 1, 2016

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 3, 2006, Ethanex N.A. acquired all of the issued and outstanding shares of IPT Ethanol, Inc., a Delaware corporation and a then-wholly owned subsidiary of Industrial Power Technology. As a result of the acquisition, IPT Ethanol, Inc. became a wholly-owned subsidiary of Ethanex N.A. and Robert C. Walther, the President and Chief Executive Officer of IPT Ethanol, Inc., received $500,000 from Ethanex N.A. as consideration for the acquisition. Mr. Walther’s employment with Ethanex N.A. commenced on August 3, 2006 in connection with the acquisition.

Contemporaneously with the closing of the Merger, we split off our wholly-owned subsidiary, New Inverness Leaseco, Inc., a Nevada corporation, through the sale of all of the outstanding capital stock of New Inverness Leaseco, Inc. We executed a Split-Off Agreement with Amanda Lamothe, Luke Willis, Ethanex N.A. and New Inverness Leaseco, Inc. Ms. Lamothe was our President, Chief Executive Officer, Secretary and Director, and Mr. Willis was our Treasurer. In connection with the Merger, Ms. Lamothe and Mr. Willis resigned their position with the Company.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Articles of Incorporation, as amended to date, authorize the issuance of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

As of December 22, 2006, there were issued and outstanding 63,987,889 shares of common stock, including: (i) 26,000,000 shares issued to the Ethanex N.A. stockholders in the Merger, (ii) 14,000,000 shares retained by the New Inverness Explorations, Inc. shareholders from prior to the Merger, (iii) 20,000,000 shares issued in the Offering, (iv) 1,000,000 shares issued as a finder fee in connection with the Merger and Offering, (v) 1,487,889 shares issued pursuant to the exercise of warrants, and (vi) 1,487,889 shares issued pursuant to restricted stock grants and other issuances. In addition, there were outstanding warrants to acquire 18,500,000 shares of common stock issued to investors in the Offering. Further, 7,500,000 shares of common stock have been reserved for issuance under the Omnibus Equity Incentive Plan and options to purchase 1,000,000 shares pursuant to the 2006 Equity Incentive Plan are outstanding.

Description of Common Stock

As of December 22, 2006 there were issued and outstanding 63,987,889 shares of common stock. We are authorized to issue up to 300,000,000 shares of common stock. Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the common stock may vote in person or by proxy at stockholder meetings.

The Board of Directors may declare dividends in its discretion but shares of one class or series may not be issued as a share dividend to stockholders of another class or series unless certain conditions are met. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Description of Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which is designated, issued or outstanding. The Board is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series.

Description of Warrants

As of December 22, 2006, there were warrants outstanding to purchase 18,500,000 shares of common stock. The warrants are exercisable at a price of $1.50 per share for a period of five years from the closing date of the Merger.

We will have the right to require holders of the warrants to exercise the warrants in whole or in part if:

●
the closing sales price of the common stock for each trading day of any 20 consecutive trading day period equals or exceeds $2.50 per share (subject to equitable adjustment for stock splits, stock dividends, combinations, and capital reorganizations, as applicable),

●
a registration statement allowing for the resale of the shares underlying the warrants under the Securities Act has been effective for a period of 45 trading days and remains effective or the holder would be entitled to sell the shares underlying the warrants upon the exercise of the warrant pursuant to the Rule 144(k) promulgated under Securities Act,

●	the common stock is listed on the New York Stock Exchange or the American Stock Exchange, or quoted on the Nasdaq National Market, and

●	the average daily trading volume of the common stock over the 20 consecutive trading day period equals or exceeds 4,000,000 shares.

Description of Options

There are options outstanding to purchase 1,000,000 shares of common stock at a purchase price of $1.00 per share under the terms of the 2006 Plan. The 2006 Plan was adopted by the Board and our stockholders before the Merger, and was terminated on December 1, 2006.

This plan was replaced by the Omnibus Equity Incentive Plan (the “Omnibus Plan”) adopted by our board of directors on December 1, 2006. The Omnibus Equity Incentive Plan has not yet been approved by shareholders and is expected to be submitted for approval at our next shareholder’s meeting. Any grants made under the Omnibus Equity Incentive Plan prior to shareholder approval are contingent on shareholder approval prior to December 1, 2007. The Omnibus Plan is intended to promote our interests by attracting and retaining exceptional employees, consultants, and directors as participants, and enabling them to participate in our long-term growth and financial success. Under the Omnibus Plan, we may grant nonstatuatory stock options, which are not intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, and restricted stock awards, which are restricted shares of common stock. The Omnibus Plan will terminate on November 30, 2016 if not earlier terminated at the discretion of the Board.

From time to time, we may issue the above-described incentive awards pursuant to the plan. The Omnibus Plan will be administered by a committee of independent directors appointed by the Board. Subject to the terms of the plan, the committee will have complete authority and discretion to determine the terms of awards under the plan. Each of the awards will be evidenced by and issued under a written agreement. At the discretion of the committee such agreements may contain provisions enabling an option holder or recipient of restricted stock to redeem shares in order to pay the exercise price or applicable withholding taxes.

The Board reserved a total of 7,500,000 shares of our common stock for issuance under the plan. If an incentive award granted under the plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the plan. At December 22, 2006 there were 1,720,000 shares subject to options outstanding and 1,295,222 shares of restricted stock had been awarded under the Omnibus Plan.

The number of shares subject to options under the 2006 Equity Incentive Plan, and any number of shares subject to any numerical limit in the Omnibus Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

Our Board may suspend or terminate the Omnibus Plan without stockholder approval or ratification at any time or from time to time. The Board may also amend the Omnibus Plan at any time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our Board. A termination or amendment of the Omnibus Plan will not, without the consent of the participant, adversely affect a participant’s rights under a previously granted incentive award.

Description of Registration Rights

On the closing date of the Offering, Ethanex N.A. entered into a Registration Rights Agreement with the investors in the Offering, which Registration Rights Agreement was assumed by us in connection with the Merger. Under the Registration Rights Agreement, as amended, the Company is required to file a registration statement covering the resale of the common stock (including the common stock issuable upon exercise of the warrants) issued to investors in the Offering upon the consummation of the Merger. We are required to file the registration statement within 120 days of the Closing Date and shall use reasonable efforts to cause the registration statement to become effective no later than 90 days after the date it is filed (120 days if the registration statement is subject to a review by the SEC).

We are obligated to use our best efforts to maintain the effectiveness of the registration statement through the second anniversary of the date the registration statement is declared effective by the SEC or until Rule 144(k) of the Securities Act is available to the investors in the Offering with respect to all of their shares, whichever is earlier. Under the Registration Rights Agreement, as amended, if the registration statement is not declared effective by the required date, the Company will make payments to each investor party to the registration rights agreement, as partial liquidated damages for the minimum amount of damages to the investor by reason thereof, and not as a penalty, at a rate equal to 1% of the purchase price per share of registrable securities then held by an investor monthly, for each calendar month of the registration default period (pro rated for any period less than 30 days); provided, however, if failure to have effectiveness declared occurs (or is continuing) on a date more than one-year after the investor acquired the registrable securities (and thus the one-year holding period under Rule 144(d) has elapsed), liquidated damages shall be paid only with respect to that portion of the investor’s registrable securities that cannot then be immediately resold in reliance on Rule 144. Each such payment shall be due and payable within five days after the end of each calendar month of the registration default period until the termination of the registration default period and within five days after such termination.

Indemnification; Limitation of Liability

Our bylaws contain provisions relating to the liability of directors. Under these provisions, we shall indemnify, to the extent permitted under Nevada law, a director or former director against all charges brought against him or her by reason of his or her having been our director. Furthermore, our Board may choose to indemnify, to the extent permitted under Nevada law, an officer, employee or agent of ours against all charges brought against him or her by reason of his or her having been our officer, employee or agent.

The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

(a)	The person conducted himself or herself in good faith.

(b)	The person reasonably believed:

(1)	In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

(2)	In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

(c)	In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above provisions, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, as a result, unenforceable.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer, Inc. The transfer agent's address is 100 Second Avenue South, 300N, St. Petersburg, Florida 33701 and its telephone number is 727-289-0010.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Gottbetter & Partners, LLP, New York, New York.

EXPERTS

Bagell, Josephs, Levine & Company, LLC, an independent registered public accounting firm, has audited our financial statements for the period from May 31, 2006 to June 30, 2006, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Before the Merger, and since our inception on November 4, 2004, our independent registered public accounting firm was Stark Winter Schenkein & Co., LLP (“Stark Winter”), and the independent registered public accounting firm for Ethanex N.A. was Bagell, Josephs, Levine & Company, LLC (“Bagell Josephs”). Because the above-described transactions were treated as a reverse acquisition for accounting purposes, future historical financial reports filed by the Company will be those of Ethanex N.A., the accounting acquirer. Accordingly, our board of directors determined to change our independent registered public accounting firm from Stark Winter to Bagell Josephs. Stark Winter was dismissed as our independent registered public accounting firm on the closing date of the Merger, and Bagell Josephs was engaged as our independent registered public accounting firm on the same date. As a result of being the auditors of Ethanex N.A., Bagell Josephs consulted with Ethanex N.A., and us regarding the above-described transactions.

The report of Stark Winter on the Company’s financial statements since our inception did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, but did include an explanatory paragraph relating to the Company’s ability to continue as a “going concern”.

In connection with the audit of our financial statements as of July 31, 2005 and the period November 4, 2004 (inception) to July 31, 2005, and through the date of the dismissal, there were no disagreements with Stark Winter on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Stark Winter, would have caused Stark Winter to make reference to the matter in their report. During the most recent fiscal year and through the date of the dismissal of Stark Winter, no information is required to be reported under Item 304(a)(1)(iv)(B) of Regulation S-B.

ETHANEX ENERGY, INC.

F/K/A NEW INVERNESS EXPLORATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
SEPTEMBER 30, 2006

Audited Financial Statements of Ethanex Energy North America, Inc.:

Report of Independent Registered Public Accounting Firm	F-13
Balance Sheet as of June 30, 2006	F-14
Statement of Operations for the period May 31, 2006 (Inception) to June 30, 2006	F-15
Statement of Stockholders’ Deficit for the Period May 31, 2006 (Inception) to June 30, 2006	F-16
Statement of Cash Flows for the period May 31, 2006 (Inception) to June 30, 2006	F-17
Notes to Financial Statements	F-19

Unaudited Pro Forma Financial Information of Ethanex Energy, Inc.:

Introduction	F-26
Pro Forma Balance Sheet as of June 30, 2006	F-26

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2006
(UNAUDITED)

ASSETS

Current assets
Cash and cash equivalents	$13,730,592
Other current assets	28,764
Total current assets	13,759,356

Property and equipment, net	881,303

Investment in joint venture and other assets	2,000,900

TOTAL ASSETS	$16,641,559

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accrued expenses	$48,172
Due to officer	10,765

TOTAL LIABILITIES	58,937

Stockholders’ Equity

Common stock, $.001 par value; 300,000,000 shares authorized, 62,500,000 issued and outstanding	62,500
Additional paid-in-capital	22,243,507
Warrants exercise receivable	(2,250,000)
(Deficit) accumulated during the development stage	(3,473,385)

TOTAL STOCKHOLDERS' EQUITY	16,582,622

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,641,559

The accompanying notes are an integral part of these condensed consolidated financial statements.

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEPTEMBER 30, 2006
(UNAUDITED)

	Three Months Ended September 30, 2006	Cumulative Totals May 31, 2006 (inception) to September 30, 2006
Operating revenues	$—	$—

Cost of sales	—	—

Gross profit	—	—

Operating expenses

General and administrative expense	3,016,335	3,024,311
Impairment in IPT Ethanol	500,000	500,000
Total operating expenses	3,516,335	3,524,311

(Loss) before other (expense)	(3,516,335)	(3,524,311)
Interest income	50,926	50,926

(Loss) before provision for income taxes	(3,465,409)	(3,473,385)
Provision for income taxes	—	—

Net (loss)	$(3,465,409)	$(3,473,385)

(Loss) per share	$(.10)	$(.10)

Weighted average shares outstanding	36,331,380	33,250,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SEPTEMBER 30, 2006
(UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:	Three Months Ended September 30, 2006	Cumulative Totals May 31, 2006 (inception) to September 30, 2006

Net (loss)	$(3,465,409)	$(3,473,385)

Adjustments to reconcile net (loss) to net cash used in
Operating activities:
Stock based compensation	1,020,444	1,020,444
Impairment (loss) in IPT Ethanol	500,000	500,000
Depreciation	1,195	1,275
Changes in assets and liabilities
(Increase) in other current assets	(28,764)	(28,764)
(Increase) in other assets	(900)	(900)
Increase in accrued expenses	48,172	48,172

Net cash used by operating activities	(1,925,262)	(1,933,158)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(879,705)	(882,578)
Investments in joint ventures and IPT Ethanol	(2,500,000)	(2,500,000)

Net cash used by investing activities	(3,379,705)	(3,382,578)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of stock	19,035,559	19,035,563
Loans from shareholder	—	10,765

Net cash provided by financing activities	19,035,559	19,046,328

Net increase in cash and cash equivalents	13,730,592	13,730,592

Cash and cash equivalents May 31, 2006 (inception)	—	—

Cash and cash equivalents September 30, 2006	$13,730,592	$13,730,592

Supplemental disclosure of cash flows information:
Cash paid during the quarter for:
Interest	$—	$—
Income taxes	$—	$—

Supplemental disclosure of non-cash items:

Receivable due on exercise of outstanding warrants	$2,250,000	$2,250,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND NATURE OF BUSINESS AND ORGANIZATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for May 31, 2006 (date of inception) through September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Ethanex Energy, Inc. is a development stage company which plans to engage in the business of producing fuel ethanol to take advantage of the cyclical and secular trends in the energy sector. Specifically, the Company intends to own and operate ethanol plants. The ethanol expected to be produced by the plants is intended to be used by refineries as a blend component in the U.S. gasoline fuel market. Additionally, the Company anticipates that the plants will be designed to produce dried distilled grains, which are used in the manufacture of various animal feeds.

On September 1, 2006, Ethanex Energy North America, Inc. (“EENA”) entered into an Agreement and Plan of Merger and Reorganization (“Merger”) with Ethanex Energy, Inc, a publicly held corporation and its wholly owned subsidiary Ethanex North America Acquisition Corporation. Pursuant to the merger the holders of EENA’s capital stock before the merger surrendered all of their issued and outstanding class A and class B common shares in exchange for 46 million shares of Ethanex Energy Inc.’s common stock. Specifically, the holders of EENA’s class A common stock received an aggregate of 26 million shares and the holders of EENA’s class B common stock received an aggregate 20 million shares. The shareholders of Ethanex Energy, Inc. prior to the merger retained 14 million shares of common stock in the public company.

The above transaction has been accounted for as a reverse merger (recapitalization) with EENA being deemed the accounting acquirer and Ethanex Energy, Inc. being deemed the legal acquirer. Accordingly, the historical financial information presented in the financial statements is that of EENA (since May 31, 2006, its date of inception) as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital. The basis of the assets and liabilities of EENA, the accounting acquirer, has been carried over in the recapitalization.

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises". The Company has devoted substantially all of its efforts to business planning and development. Additionally, the Company has allocated a substantial portion of its time and investment in preparations for the construction of ethanol plants and the raising of capital.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
(UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Property and Equipment, Depreciation and Amortization

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets: 5-15 years for Machinery and Equipment and Furniture and Fixtures. Amortization of leasehold improvements is computed utilizing the straight- line method over the lesser of the remaining lease term or the useful life of the leasehold. Maintenance and repairs that do not extend the useful life of the respective assets are charged to operations as incurred.

Earnings (Loss) Per Share

Earnings (Loss) per common share represents the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period. Diluted earnings (loss) per share reflects the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period, while giving effect to all potentially dilutive common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings (loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on earnings (loss) per share.

Potential future dilutive securities include 18,500,000 warrants issued in connection with a private placement and 1,000,000 shares issuable under outstanding stock options as of September 30, 2006.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using tax rates and laws expected to be in effect when the differences are expected to reverse. Valuation allowances are provided against deferred tax assets for which it has been determined the assets will not be realized.

Stock Based Compensation

The Company measures compensation cost to employees from our equity incentive plan in accordance with Statement of Financial Accounting Standards No. 123(R) ("SFAS 123 (R)"). SFAS 123(R) requires an issuer to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and eliminated the exception to account for such awards using the intrinsic method previously allowable under APB No. 25. SFAS 123(R) requires equity compensation issued to employees to be expensed over the requisite service period (usually the vesting period).

The Company measures compensation cost issued to non-employees in accordance with Emerging Issues Task Force 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", and Emerging Issues Task Force 00-18, "Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees".

 New Accounting Standards

The Company does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
(UNAUDITED)

NOTE 3 - GOING CONCERN

As shown in the accompanying financial statements, as is typical of companies going through the development stage, the Company incurred a net (loss) for the period May 31, 2006 (inception) to September 30, 2006. The Company is currently in the development stage, and there is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and generate anticipated sales. This raises substantial doubt about the Company's ability to continue as a going concern. Management believes that the Company's capital requirements will depend on many factors including the success of the Company's product development and marketing efforts. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4 - CONCENTRATIONS

The Company maintains cash balances at financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At September 30, 2006, the Company’s cash and cash equivalent’s exceeded federally insured limits by $13,630,592.

NOTE 5 - PROPERTY AND EQUIPMENT

At September 30, 2006 property and equipment consist of the following:

Computer equipment and software	$17,476
Furniture and fixtures	29,742
Leasehold improvements	9,866
Construction in progress	825,494
Less accumulated depreciation and amortization	(1,275)
Total	$881,303

Depreciation expense for the three months ended September 30, 2006 was $1,195.

NOTE 6 - STOCKHOLDERS’ EQUITY

Private Offering

Prior to and as a condition of the Merger between a subsidiary of Ethanex Energy, Inc. and EENA (See NOTE 1), EENA closed a private placement offering of 20 million units of securities. Each unit consisted of one share of class B common stock and a warrant to purchase one share of class B common stock for a period of five years at an exercise price of $1.50 per share. The investors in the offering collectively purchased 20 million units for a total consideration of $20,000,000. The proceeds were allocated to the class B common stock and the warrants based on their relative fair values. EENA paid professional fees, commission and a finder’s fee of $964,441 in connection with the offering which has been recorded as a reduction to additional paid-in capital.

In connection with the private placement offering EENA entered into a Registration Rights Agreement with the investors in the offering, which has been assumed by the Company. Under the terms of the Registration Rights Agreement, the Company is obligated to file a registration statement with the SEC covering the Company’s common stock received by holders of EENA’s class B stock in the Merger within 90 days of the Merger which occurred on September 1, 2006. If the Company fails to file a registration statement within 90 days the reverse merger or the registration statement fails to become effective within 90 days of filing the Company will become liable for liquidated damages at a rate equal to 1% per month of the investors purchase price in the offering. The Company expects to amend the Registration Rights Agreements to extend the deadline for the filing date if it is impracticable to file by the deadline.

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
(UNAUDITED)

NOTE 6 - STOCKHOLDERS’ EQUITY (CONTINUED)

The Articles of Incorporation of the Company, as amended to date, authorize the issuance of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, each having a par value of $0.001 per share. As of September 30, 2006 there were 62,500,000 shares of common stock outstanding. In addition, 18,500,000 warrants to purchase common stock at $1.50 per share were outstanding. At September 30, 2006 the Company was authorized to issue 10,000,000 shares of “blank check” preferred stock, none of which has been designated, issued or outstanding. The Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series.

Equity Incentive Plan

Effective as of September 1, 2006, the Company’s Board of Directors and Stockholders approved and adopted the 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan allows for the issuance of incentive stock options, non-qualified stock options and restricted stock to eligible employees and outside directors and consultants of the Company. The Company has reserved 2,000,000 shares of common stock for issuance under the 2006 Plan. The exercise price of any option granted under the 2006 Plan may not be less than the fair value of the Company’s common stock on the date of grant.

On September 1, 2006, the Company granted 1,000,000 stock options to four Company officers under the 2006 Plan. Each officer received 250,000 options. The options granted have a 10 year contractual life and will vest 33.3% on each anniversary date of the grant until fully vested.

The fair value of each stock option award is estimated as of the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the table below. To address the lack of historical volatility data for the Company, expected volatility is based on volatilities of peer companies. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected term assumption was determined in accordance with guidance set forth in SAB 107, which provides a “simplified method” for estimating the expected term for stock options granted prior to December 31, 2007. The simplified method may be applied to stock options that (1) are granted at-the-money; (2) have exercisability conditioned only on completion of a service condition through the vesting date; (3) require that employees who terminate their service prior to vesting must forfeit the options; (4) provide that employees who terminate their service after vesting are granted limited time to exercise their stock options (typically 30-90 days), and (5) are non-transferable and non-hedgable. The simplified method is based on the vesting period and the contractual term for each vesting-tranche for awards with graded vesting. The time from the grant date until the mid-points for each tranche is averaged to provide an overall expected term.

Expected volatility	84%
Expected dividends	0%
Expected term	6 years
Risk-free rate	4.7%

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
(UNAUDITED)

NOTE 6 - STOCKHOLDERS’ EQUITY (CONTINUED)

A summary of option activity under the 2006 Plan as of September 30, 2006 is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at May 31, 2006 (Date of Inception)	—	$—	—	—

Granted	1,000,000	1	—	—

Exercised	—	—	—	—

Forfeited or expired	—	—	—	—

Outstanding at September 30, 2006	1,000,000	$1	10	$—
	—	—	—	—
Exercisable atSeptember 30, 2006	—	—	—	—
	—	—	—	—

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
(UNAUDITED)

NOTE 6 - STOCKHOLDERS’ EQUITY (CONTINUED)

A summary of the status of the Company's nonvested shares as of September 30, 2006 and changes during the period then ended is presented below:

Nonvested Shares	Shares	Weighted - Average Grant Date Fair Value

Nonvested at May 31, 2006 (Date of Inception)	—	—

Granted	1,000,000	0.74
Vested	—	—
Forfeited	—	—

Nonvested at September 30, 2006	1,000,000	0.74

Stock Warrants

In connection with the Private Offering (see above), EENA granted warrants to purchase 20,000,000 shares of the EENA’s class B common stock exercisable at $1.50 per share. In the Merger, these warrants become warrants to purchase 20,000,000 shares of the Company’s common stock on the same terms. The warrants expire on September 1, 2011.

A summary of the status of the Company’s outstanding stock warrants as of September 30, 2006 is as follows:

	Shares	Weighted- Average Exercise Price
Outstanding at May 31, 2006 (Date of Inception)	—	$—

Granted	20,000,000	1.50

Exercised	1,500,000	1.50

Forfeited	—	—

Outstanding at September 30, 2006	18,500,500	$1.50

Exercisable at September 30, 2006	18,500,000	$1.50

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
(UNAUDITED)

NOTE 7 - DUE TO OFFICER

Due to officer represents non-interest bearing advances due on demand.

NOTE 8 - AGREEMENT AND PLAN OF MERGER AND REORGANIZATION WITH IPT ETHANOL, INC.

On August 3, 2006, EENA acquired all of the capital stock of IPT Ethanol, Inc. from Industrial Power Technology, its sole stockholder. IPT Ethanol, Inc. is a privately held corporation formed on July 18, 2006 and has had no operations from its date of inception through September 30, 2006. Prior to the closing, Industrial Power Technology assigned to IPT Ethanol, Inc. its rights to a letter of understanding with an energy provider in the State of Kansas (the “Utility”). The letter of understanding provides for a joint evaluation of the environmental and operational impact of a site selection for a 132 MMGY ethanol plant at a Utility location. Upon the receipt of favorable results from the joint evaluation and upon the satisfactory negotiation of business terms between the Utility and IPT Ethanol, Inc. for the development of the proposed plant Utility and IPT Ethanol, Inc. intend to enter into a definitive agreement to construct an ethanol plant in Kansas. EENA paid $500,000 in cash for the acquisition of IPT Ethanol, Inc. The entire purchase price was allocated to the rights to the letter of understanding which was immediately expensed as an impairment as it was deemed to not have any fair value.

NOTE 9 - JOINT VENTURES

On August 4, 2006, EENA entered into a joint venture agreement with SEMO Milling, LLC (“SEMO”), a privately held company, for the purpose of manufacturing, distributing and selling ethanol and ethanol-based products and corn-based products. The joint venture will be conducted through Ethanex at SEMO Port, LLC (“SEMO Port”), a Missouri limited liability company. Pursuant to the joint venture agreement EENA will make an initial capital contribution of $30 million to the SEMO Port. On August 4, 2006, EENA provided a $2 million deposit to the joint venture towards the initial contribution. SEMO’s initial capital contribution will consist of assets having a net asset value of $15 million and an agreed upon value of $30 million. Both the EENA and SEMO will have a 50% ownership in SEMO Port.

In August 2006, the Company entered into a letter of intent with Star Ethanol, LLC (“Star”) and on September 17, 2006 entered into a Joint Venture Agreement with Star to construct and operate a 132 MMGY ethanol facility in Franklin County, Illinois utilizing fractionation technology in the production of ethanol and ethanol-related products. The joint venture will operate as Ethanex Southern Illinois, LLC (“Ethanex Southern”), which will construct an ethanol facility and develop, manufacture, distribute, and sell ethanol and ethanol-related products. The Company will have an initial membership interest in Ethanex Southern of 85%, and Star will have a 15% membership interest. Star has the right to secure an additional 10% membership interest through additional capital contributions made before the mechanical completion of the facility.

NOTE 10 - BENEFIT FROM INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

ETHANEX ENERGY, INC.
F/K/A NEW INVERNESS EXPLORATIONS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006
(UNAUDITED)

NOTE 10 - BENEFIT FROM INCOME TAXES (CONTINUED)

At September 30, 2006, the deferred tax asset approximated the following:

Deferred tax asset	$1,175,000
Less: Valuation allowance	(1,175,000)
Net deferred tax asset	$—

At September 30, 2006, the Company had an accumulated deficit in the amount of approximately $3,456,000, available to offset future taxable income through 2026. The Company established a valuation allowance equal to the full amount of the deferred tax asset due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has entered into employment agreements with certain key personnel which generally provide for a base salary, yearly bonuses subject to the Company achieving certain target performance levels as set by the board, stock options and other benefits. Termination of the agreements may be made by either party with advance notice.

Operating Lease

On July 17, 2006, EENA entered into a non-cancelable lease for its office premises with a term of one year. Under the leasing arrangement the Company pays the expenses related to the leased property. The base annual rent under the operating lease is $11,100. The lease may be renewed at our option for a period of five years with an annual increase of 3% per year in the rent expense.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

High Ridge Commons
Suites 400-403
200 Haddonfield Berlin Road
Gibbsboro, New Jersey 08026
(856) 346-2828 Fax (856) 346-2882

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Ethanex Energy North America, Inc.
(Formerly known as Armistead Energy, Inc.)
Basehor, KS

We have audited the accompanying balance sheet of Ethanex Energy North America, Inc. (formerly known as Armistead Energy, Inc.) (the “Company”) as of June 30, 2006 and the related statements of operations, stockholders’ deficit, and cash flows for the period May 31, 2006 (inception) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We have conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ethanex Energy North America, Inc. (formerly known as Armistead Energy, Inc.) as of June 30, 2006 and the results of its operations, changes in stockholders’ deficit and cash flows for the period May 31, 2006 (inception) to June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6, the Company had net losses and negative cash flows from operations for the period May 31, 2006 (inception) to June 30, 2006, and as of that date had negative working capital, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey

September 5, 2006

MEMBEROF:	AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FLORIDA STATE BOARD OF ACCOUNTANCY

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
JUNE 30, 2006

ASSETS

Computer equipment, net	$2,793
TOTAL ASSETS	$2,793

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

LIABILITIES

Current Liabilities:
Due to stockholder	$10,765

Total Current Liabilities	10,765
Total Liabilities	10,765

STOCKHOLDERS' (DEFICIT)

Class A Common stock, $.01 par value; 70,000,000
shares authorized, 400 shares issued and outstanding	4

Class B Common stock, $.01 par value; 60,000,000
shares authorized, -0- shares issued and outstanding	—

(Deficit) accumulated during
the development stage	(7,976)

TOTAL STOCKHOLDERS' (DEFICIT)	(7,972)

TOTAL LIABILITIES AND
STOCKHOLDERS' (DEFICIT)	$2,793

The accompanying notes are an integral part of these financial statements

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

OPERATING REVENUES	$—
COST OF SALES	—
GROSS PROFIT	—

OPERATING EXPENSES
General and administrative	7,976
Total Operating Expenses	7,976

NET (LOSS) BEFORE PROVISION
FOR INCOME TAXES	(7,976)

Provision for income taxes	—

NET (LOSS) APPLICABLE TO
COMMON SHARES	$(7,976)

NET (LOSS) PER BASIC AND
DILUTED SHARES	$(19.94)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	400

The accompanying notes are an integral part of these financial statements

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

				(Deficit)
				Accumulated
			Additional	During The
	Class A Common Shares		Paid-in	Development
	Shares	Amount	Capital	Stage	Total

Balance, May 31,
2006	—	$—	$—	$—	$—

Issuance of stock
to stockholder	400	4	—	—	4

Net (loss) for the
period May 31,
2006 (inception)
to June 30, 2006				(7,976)	(7,976)
	400	$4	$—	$(7,976)	$(7,972)

The accompanying notes are an integral part of these financial statements

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

CASH FLOWS FROM OPERATING
ACTIVITIES:
Net (Loss)	$(7,976)
Adjustments to reconcile net (loss) to
net cash (used in) operating activities:
Depreciation	80
Total adjustments	80
Net cash (used in) operating activities	(7,896)

CASH FLOWS FROM INVESTING
ACTIVITIES
Purchase of computer equipment	(2,873)
Net cash (used in) investing activities	(2,873)

CASH FLOWS FROM FINANCING
ACTIVITIES
Advances from stockholders, net	10,769
Net cash provided by financing activities	10,769

NET INCREASE IN CASH AND
CASH EQUIVALENTS	—

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS -
END OF PERIOD	$—

The accompanying notes are an integral part of these financial statements

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS (CONTINUED)
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

SUPPLEMENTAL CASH FLOW
INFORMATION
Cash paid during the period for:
Interest	$—
Income taxes	$—

SUPPLEMENTAL SCHEDULE OF
NONCASH INVESTING AND
FINANCING ACTIVITY
Issuance of common stock
to stockholder	$4

The accompanying notes are an integral part of these financial statements

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

NOTE 1 -	NATURE OF BUSINESS AND ORGANIZATION

Ethanex Energy North America, Inc. (formerly known as Armistead Energy, Inc.) (the “Company”) was formed on May 31, 2006 in the state of Delaware. The Company is a development stage company that plans to engage in the business of cyclical and secular trends in the energy sector. Specifically, the Company intends to own and operate ethanol plants. The ethanol expected to be produced by the plants is intended to be used as a blend component in the U.S. gasoline fuel market by refineries. Additionally, the Company anticipates that the plants will be designed to produce dried distilled grains, which are used in the manufacture of various animal feeds.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. There were no cash and cash equivalents at June 30, 2006.

Computer Equipment

Computer equipment is presented at cost less accumulated depreciation. Depreciation is computed utilizing the straight-line method over the equipments estimated useful lives (3 years). Depreciation expense was $80 for the period May 31, 2006 (inception) to June 30, 2006.

Development Stage Company

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company has devoted substantially all of its efforts to business planning and development. Additionally, the Company has allocated a substantial portion of their time and investment in bringing their product to the market, and the raising of capital.

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The provision for income taxes includes the tax effects of transactions reported in the financial statements. Deferred taxes would be recognized for differences between the basis for assets and liabilities for financial statement and income tax purposes. The major difference relates to the net operating loss carryforwards generated by sustaining deficits during the development stage.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheet for due to stockholder (see note 3) approximate fair value because of the immediate or short-term maturity of these financial instruments.

(Loss) Per Share of Common Stock

Historical net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be antidilutive for the periods presented.

The following is a reconciliation of the computation for basic and diluted EPS for the period May 31, 2006 (inception) to June 30, 2006:

Net Loss	$(7,976)

Weighted-average common shares	400
outstanding (basic)

Weighted-average common stock
equivalents:
Stock options and warrants	0

Weighted-average common shares
outstanding (diluted)	400

There were no common stock equivalents at June 30, 2006.

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets,” and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of FAS 155 is not anticipated to have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract under a transfer of the servicer’s financial assets that meets the requirements for sale accounting, a transfer of the servicer’s financial assets to a qualified special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale or trading securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates.

Additionally, SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, permits an entity to choose either the use of an amortization or fair value method for subsequent measurements, permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights and requires separate presentation of servicing assets and liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and liabilities. SFAS No. 156 is effective for transactions entered into after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of FAS 156 is not anticipated to have a material impact on the Company’s financial position, results of operations or cash flows.

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

NOTE 3 -	DUE TO STOCKHOLDER

Due to stockholder represents non-interest bearing advances due on demand.

NOTE 4 -	STOCKHOLDERS’ EQUITY

Common Stock

The Company incorporated under the laws of the State of Delaware on May 31, 2006. In accordance with its Certificate of Incorporation, the Company has authorized: 70,000,000 Class A Common Shares, par value $.01 and 60,000,000 Class B Common Shares, $.01 par value.

Class A Common Stock

Class A Common Stock consisted of 400 shares issued and outstanding at June 30, 2006.

Each holder of Class Common Stock is entitled to receive ratably dividends, if any as may be declared by the Board of Directors out of funds legally available for the payment of dividends.

Class B Common Stock

As of June 30, 2006 there were no shares of Class B Common Stock issued or outstanding.

NOTE 5 -	PROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At June 30, 2006, the deferred tax asset approximated the following:

Deferred tax asset	$2,700
Less: valuation allowance	(2,700)
Net deferred tax asset	$-

At June 30, 2006, the Company had an accumulated deficit in the amount of $7,976, available to offset future taxable income through 2026. The Company established a valuation allowance

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

NOTE 5 -	PROVISION FOR INCOME TAXES (CONTINUED)

equal to the full amount of the deferred tax asset due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 6 -	GOING CONCERN

As shown in the accompanying financial statements, as is typical of companies going through the development stage, the Company incurred a net (loss) for the period May 31, 2006 (inception) to June 30, 2006. The Company is currently in the development stage, and there is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and generate anticipated sales. This raises substantial doubt about the Company’s ability to continue as a going concern. Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s product development and marketing efforts. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 7 -	SUBSEQUENT EVENTS

Stockholders’ Deficit

On July 17, 2006, the Company amended its certificate of incorporation to change its name from Armistead Energy, Inc. to Ethanex Energy North America, Inc. Additionally, the Company increased its authorized number of common shares to 75 million, which is divided into two classes: 40 million shares of class A common stock and 35 million shares of class B common stock. The holders of the class A and class B common stock have the same voting rights and privileges. Concurrent with the filing of the amendment of the certificate of incorporation the Company’s 400 shares of issued and outstanding common stock were converted into 34 million shares of the Company’s class A common stock.

On July 26, 2006, the Company amended its certificate of incorporation to increase its authorized common shares to 130 million, which is divided into two classes: 70 million shares of class A common stock and 60 million shares of class B common stock.

Private Offering

On August 3, 2006, the Company closed a private placement offering of 20 million shares of the Company’s class B common stock. Accompanying each share is one warrant to purchase one share of class B common stock at an exercise price of $1.50 per share. The warrants expire August 3, 2011. The investors in the offering collectively purchased 20 million shares for a total consideration of $20,000,000. The proceeds were allocated to the class B common stock and the warrants based on their relative fair values. The Company paid professional fees, commission and a finder’s fee totaling $699,546 in connection with the offering. The Company entered into

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

NOTE 7 -	SUBSEQUENT EVENTS (CONTINUED)

Private Offering (Continued)

the private placement offering as a condition to the consummation of an Agreement and Plan of Merger and Reorganization with a publicly held corporation to be accounted for as a reverse merger (see below).

In connection with the private placement offering the Company entered into Registration Rights Agreements with the investors in the offering. Under the terms of the Registration Rights Agreements, the Company has committed to file a registration statement with the SEC covering the class B common stock issued in the offering within 90 days of its reverse merger with a publicly held corporation (see below). If the Company fails to file a registration statement within 90 days of a reverse merger with a publicly held corporation or the registration statement fails to become effective within 90 days of filing the Company will become liable for liquated damages at a rate equal to 1% per month of the investors purchase price in the offering.

Agreement and Plan of Merger and Reorganization with Ethanex Energy, Inc.

On September 1, 2006, the Company entered into an Agreement and Plan of Merger and Reorganization (“merger”) with Ethanex Energy, Inc., a publicly held corporation, and its wholly owned subsidiary Ethanex North America Acquisition Corp. Ethanex Energy, Inc. acquired the Company in the merger and will continue its operations as a publicly-traded company. Pursuant to the merger the holders of the Company’s capital stock before the merger surrendered all of their issued and outstanding class A and class B common shares in exchange for 46 million shares of Ethanex Energy’s common stock. Specifically, the holders of the Company’s class A common stock received an aggregate of 26 million shares and the holders of the Company’s class B common stock received and aggregate 20 million shares. The shareholders of Ethanex Energy, Inc. prior to the merger retained 14 million shares of common stock in the public company. One million shares of Ethanex Energy’s common stock were issued to a consultant for advisory services in connection with the merger.

The above transaction has been accounted for as a reverse merger (recapitalization) with Ethanex Energy North America, Inc. being deemed the accounting acquirer and Ethanex Energy, Inc. being deemed the legal acquirer. Accordingly, the historical financial information presented in the financial statements is that of Ethanex Energy North America, Inc. (since May 31, 2006, the date of inception) as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital. The basis of the assets and liabilities of Ethanex Energy North America, Inc., the accounting acquirer, has been carried over in the recapitalization.

ETHANEX ENERGY NORTH AMERICA, INC.
(FORMERLY KNOWN AS ARMISTEAD ENERGY, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD MAY 31, 2006 (INCEPTION) TO JUNE 30, 2006

NOTE 7 -	SUBSEQUENT EVENTS (CONTINUED)

Employment Agreements

The Company has entered into employment agreements with certain key personnel which provide for a base salary, yearly bonuses subject to the Company achieving certain target performance levels as set by the board, stock options under the 2006 Stock Option Plan and other benefits. Termination of the agreements may be made by either party with advance notice.

Operating Lease

On July 17, 2006, the Company entered into various non-cancelable lease agreements for its office premises with a one-year term. Under the leasing arrangement the Company pays the expenses related to the leased property. The base annual rent under the operating lease is $11,100. The lease may be renewed by the Company at the Company’s option for a period of five years with an annual increase of 3% per year in the rent expense.

Agreement and Plan of Merger and Reorganization with IPT Ethanol, Inc.

On August 3, 2006, the Company acquired all of the capital stock of IPT Ethanol, Inc. from Industrial Power Technology, its sole stockholder and a related party. IPT Ethanol, Inc. is a privately held corporation formed on July 18, 2006 and has had no operations from its date of inception through August 3, 2006. Pursuant to the closing, Industrial Power Technology assigned to IPT Ethanol, Inc. its rights to a letter of understanding with an NYSE-listed electric utility located in the Midwest. The letter of understanding provides for a joint evaluation of the environmental and operational impact of a site selection for a 132 MMGY (millions of gallons per year) ethanol plant located at a large coal-fired generating facility owned by the electric utility. Upon the receipt of favorable results from the joint evaluation and upon the satisfactory negotiation of business terms with the electric utility for the development of the proposed plant, the Company intends to enter into a definitive agreement to construct an ethanol plant at the coal-fired generating facility. The Company paid $500,000 in cash for the acquisition of IPT Ethanol, Inc.

Ethanex Energy, Inc.
Unaudited Pro Forma Balance Sheet
June 30, 2006

The following unaudited pro forma balance sheet gives effect to the Agreement and Plan of Merger and Reorganization entered into between Ethanex Energy, Inc. and Ethanex Energy North America, Inc. on September 1, 2006. The unaudited pro forma balance sheet has been prepared from the historical financial statements of Ethanex Energy, Inc. and Ethanex Energy North America, Inc. and should be read in conjunction therewith.

Under the terms of the Agreement and Plan of Merger and Reorganization, the holders of the capital stock of Ethanex Energy North America, Inc. surrendered all of their issued and outstanding shares in exchange for 46 million shares of Ethanex Energy, Inc.'s common shares. The shareholders of Ethanex Energy prior to the agreement received 14 million shares of Ethanex Energy Inc.'s common shares in exchage for their outstanding common shares. Additionally, one million common shares of Ethanex Energy, Inc. was issued to a consultant for advisory services in connection with the merger.

Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial data may not be indicative of the financial position or results that would have occurred if the acquisition had been in effect on the dates indicated or which may be obtained in the future.

	Historical
		Ethanex
	Ethanex	Energy North		Proforma	Consolidated
	Energy, Inc	America, Inc.		Adjustments	Proforma
Assets
Current Assets
Cash	$11,368	$-	1	$19,300,454
			2	$(11,368)	$19,300,454
Total Current Assets	11,368	-		19,289,086	19,300,454

Computer equipment, net	-	2,793			2,793

Total Assets	11,368	2,793		19,289,086	19,303,247

Liabilities and Stockholders' Equity

Current Liabilities
Accrued expenses	1,976	-	2	(1,976)
Note payable - related party	20,000	10,765	2	(20,000)	10,765

Total Liabilities	21,976	10,765		(21,976)	10,765

Stockholders' Equity
Common stock	4,800	4	2	61,000
			2	(4,800)
			2	200,000

			2	(200,004)	61,000
Additional paid-in capital	29,700	-	1	19,100,454
			2	999,000
			2	(29,700)
			2	140,004	20,239,458
Accumulated deficit	(45,108)	(7,976)	2	45,108
			2	(1,000,000)	(1,007,976)
Total Stockholders' Equity	(10,608)	(7,972)		19,311,062	19,292,482
Total Liabilities & Stockholders' Equity	$11,368	$2,793		$19,289,086	$19,303,247

1	To record the private placement of by Ethanex Energy North America, Inc. which was a condition to the consummation of the Agreement and Plan of Merger and Reorganization.

2
To record the reverse merger and recapitalization of Ethanex Energy North America, Inc. including the elimination of Ethanex Energy, Inc.'s accumulated deficit and additional paid-in capital and the issuance of 61,000,000 common shares at a par value of $0.001.

41,000,000 Shares of Common Stock

Ethanex Energy, Inc.

PROSPECTUS

___________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our bylaws contain provisions relating to the liability of directors. Under these provisions, we shall indemnify, to the extent permitted under Nevada law, a director or former director against all charges brought against him or her by reason of his or her having been our director. Furthermore, our Board may choose to indemnify, to the extent permitted under Nevada law, an officer, employee or agent of ours against all charges brought against him or her by reason of his or her having been our officer, employee or agent.

The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

(a) The person conducted himself or herself in good faith.

(b) The person reasonably believed:

(1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

(2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

(c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

Item 25. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT

Registration Fees		$9,322
Printing and Engraving Costs*		______
Legal Fees*		______
Accounting Fees*		______
Miscellaneous Fees and Expenses*		______

Total*	$	______

* To be completed by amendment.

Item 26. Recent Sales of Unregistered Securities.

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On the Closing Date, the Company, Acquisition Sub and Ethanex N.A. entered into the Merger Agreement. On the Closing Date, Acquisition Sub merged with and into Ethanex N.A., with Ethanex N.A. remaining as the surviving corporation, and the Company’s wholly-owned subsidiary. Also on the Closing Date, the holders of Ethanex N.A.’s issued and outstanding capital stock before the Merger surrendered all of their issued and outstanding capital stock of Ethanex N.A. and received 26,000,000 shares of common stock of the Company, par value $0.001 per share. The stockholders of the Company before the Merger retained 14,000,000 shares of common stock.

The issuance of Common Stock in connection with the Merger was exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D, promulgated by the SEC. In the Merger, no general solicitation was made by us or any person acting on our behalf; the securities were sold subject to transfer restrictions, and the certificates for the shares contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom.

On August 3, 2006, the Company's subsidiary Ethanex N.A. closed a private placement offering of 20,000,000 units, each unit consisting of one share of the Company’s common stock and a warrant to acquire one share of common stock for five years at an exercise price of $1.50 per share. On the merger closing date, the investors in the private placement offering, all of whom were “accredited investors,” as defined by Rule 501 of Regulation D, collectively purchased 20,000,000 units for total consideration of $20,000,000.

Gamma Capital Partners, LLC was issued 1,000,000 shares of common stock for finder and advisory fees in connection with the Merger.

The Offering and related transactions discussed above are exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D, promulgated by the SEC. In the Offering, no general solicitation was made by the Company or any person acting on its behalf; the securities were sold subject to transfer restrictions, and the certificates for the shares and warrants comprising the units contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom. Canaccord Capital Corporation and Sanders Morris Harris, Inc. acted as placement agents in connection with the Offering and respectively received fees of $127,750 and $228,750.

Item 27. Exhibits.

Exhibit No.	Description	Reference
2.1
Agreement and Plan of Merger and Reorganization, dated as of September 1, 2006, by and among Ethanex Energy, Inc., a Nevada corporation, Ethanex North America Acquisition Corp., a Delaware corporation, and Ethanex Energy North America, Inc., a Delaware corporation.

Incorporated by reference to Exhibit 2.1 to the Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2006, and subsequently amended on September 13, 2006 (the “September 13, 2006 8-K”).

3.1	Articles of Incorporation of Ethanex Energy, Inc. (f/k/a New Inverness Explorations, Inc.).
Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 18, 2005 (File No. 333-129810) (the “SB-2 Registration Statement”).

3.2	Certificate of Amendment of the Articles of Incorporation of Ethanex Energy, Inc. (f/k/a New Inverness Explorations, Inc.).	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 23, 2006 (File No. 333-129810) (the “August 2006 8-K”).

Exhibit No.	Description	Reference
3.3	Certificate of Amendment of the Articles of Incorporation of Ethanex Energy, Inc. (f/k/a New Inverness Explorations, Inc.).	Incorporated by reference to Exhibit 3.2 to the August 2006 8-K.

3.4	Bylaws of Ethanex Energy, Inc. (f/k/a New Inverness Explorations, Inc.).	Incorporated by reference to Exhibit 3.2 to the SB-2 Registration Statement.

4.1	Form of Warrant of Ethanex Energy, Inc.	Incorporated by reference to Exhibit 4.1 to the September 13, 2006 8-K.

4.2	Form of Lock-Up Agreement by and between Tompkins Capital Group and the principals of Ethanex Energy, Inc.	Incorporated by reference to Exhibit 4.2 to the September 13, 2006 8-K.

5.1	Opinion of Gottbetter & Partners, LLP.*

10.1
Registration Rights Agreement dated as of August 3, 2006, including the Consent and Acknowledgment thereto, by and between Ethanex Energy North America, Inc. and the investors in the Offering, which agreement was assumed by Ethanex Energy, Inc.
Incorporated by reference to Exhibit 10.1 to the September 13, 2006 8-K.

10.2	Split Off Agreement, dated September 1, 2006, by and among Ethanex Energy, Inc., Amanda Lamothe, Luke Willis, Ethanex Energy North America, Inc. and New Inverness Leaseco, Inc.	Incorporated by reference to Exhibit 10.2 to the September 13, 2006 8-K.

10.3	Employment Agreement, dated August 3, 2006, by and between Ethanex Energy North America, Inc. and Albert W. Knapp, which agreement was assumed by Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.3 to the September 13, 2006 8-K.

10.4	Employment Agreement, dated August 3, 2006, by and between Ethanex Energy North America, Inc. and Randall L. Rahm, which agreement was assumed by Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.4 to the September 13, 2006 8-K.

10.5	Employment Agreement, dated August 3, 2006, by and between Ethanex Energy North America, Inc. and Bryan J. Sherbacow, which agreement was assumed by Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.5 to the September 13, 2006 8-K.

10.6	Employment Agreement, dated August 3, 2006, by and between Ethanex Energy North America, Inc. and Robert C. Walther, which agreement was assumed by Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.6 to the September 13, 2006 8-K.

10.7	Employment Agreement dated October 9, 2006 by and between Ethanex Energy, Inc. and David J. McKittrick.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2006 (File No. 333-129810).

10.8	Indemnity Agreement by and between Ethanex Energy, Inc. and Outside Directors of Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.7 to the September 13, 2006 8-K.

10.9	Joint Venture Agreement dated September 17, 2006 by and between Star Ethanol, LLC and Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.1 to the Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2006 (the “September 21, 2006 8-K”).

Exhibit No.	Description	Reference
10.10	Operating Agreement of Ethanex Southern Illinois, LLC dated September 20, 2006.	Incorporated by reference to Exhibit 10.2 to the September 21, 2006 8-K.

10.11	Professional Services Agreement dated October 6, 2006 between Ethanex Energy, Inc. and Chevron Energy Solutions Company.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2006 (File No. 333-129810).

10.12	Joint Venture Agreement, dated August 4, 2006, with SEMO Milling, LLC.	Incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on November 15, 2006 (File No. 333-129810).

10.13	Third Amendment to Joint Venture Agreement, dated November 22, 2006, by and between SEMO Milling, LLC and Ethanex Energy North America, Inc.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2006 (File No. 333-129810).

10.14	Second Amendment to Joint Venture Agreement, dated November 20, 2006, by and between SEMO Milling, LLC and Ethanex Energy North America, Inc.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2006 (File No. 333-129810).

10.15	Amendment to Joint Venture Agreement, dated August 30, 2006, by and between SEMO Milling, LLC and Ethanex Energy North America, Inc.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2006 (File No. 333-129810).

10.16	Omnibus Equity Incentive Plan.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2006 (File No. 333-129810).

16.1	Letter re Change in Certifying Accountant.	Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2006.

23.1	Consent of Gottbetter & Partners, LLP (included in its opinion filed herewith as Exhibit 5.1).

Exhibit No.	Description	Reference
23.2	Consent of Bagell, Josephs, Levine & Company, LLC.*

24	Powers of Attorney (included on signature page).

* Filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(ii) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) For the purpose of determining liability under the Securities Act to any purchaser:

(i) (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer, and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other that prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on January 3, 2006.

Ethanex Energy, Inc.
By:	/s/ Albert W. Knapp, III
Name: Albert W. Knapp, III Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Albert W. Knapp and Randall L. Rahm, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Albert W. Knapp, III		January 3, 2006
Albert W. Knapp, III	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ Randall L. Rahm		January 3, 2006
Randall L. Rahm	Co-Chief Operating Officer, Director

/s/ Bryan J. Sherbacow		January 3, 2006
Bryan J. Sherbacow	Co-Chief Operating Officer, Director

/s/ Robert C. Walther		January 3, 2006
Robert C. Walther	Executive Chairman

/s/ Johnny F. Norris, Jr.		January 3, 2006
Johnny F. Norris, Jr.	Director

/s/ Thomas G. Kraemer		January 3, 2006
Thomas G. Kraemer	Director

/s/ David J. McKittrick		January 3, 2006
David J. McKittrick	Executive Vice President and Chief Financial Officer (Principal Accounting Officer) (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description	Reference
2.1
Agreement and Plan of Merger and Reorganization, dated as of September 1, 2006, by and among Ethanex Energy, Inc., a Nevada corporation, Ethanex North America Acquisition Corp., a Delaware corporation, and Ethanex Energy North America, Inc., a Delaware corporation.

Incorporated by reference to Exhibit 2.1 to the Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2006, and subsequently amended on September 13, 2006 (the “September 13, 2006 8-K”).

3.1	Articles of Incorporation of Ethanex Energy, Inc. (f/k/a New Inverness Explorations, Inc.).
Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 18, 2005 (File No. 333-129810) (the “SB-2 Registration Statement”).

3.2	Certificate of Amendment of the Articles of Incorporation of Ethanex Energy, Inc. (f/k/a New Inverness Explorations, Inc.).	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 23, 2006 (File No. 333-129810) (the “August 2006 8-K”).

3.3	Certificate of Amendment of the Articles of Incorporation of Ethanex Energy, Inc. (f/k/a New Inverness Explorations, Inc.).	Incorporated by reference to Exhibit 3.2 to the August 2006 8-K.

3.4	Bylaws of Ethanex Energy, Inc. (f/k/a New Inverness Explorations, Inc.).	Incorporated by reference to Exhibit 3.2 to the SB-2 Registration Statement.

4.1	Form of Warrant of Ethanex Energy, Inc.	Incorporated by reference to Exhibit 4.1 to the September 13, 2006 8-K.

4.2	Form of Lock-Up Agreement by and between Tompkins Capital Group and the principals of Ethanex Energy, Inc.	Incorporated by reference to Exhibit 4.2 to the September 13, 2006 8-K.

5.1	Opinion of Gottbetter & Partners, LLP.*

10.1
Registration Rights Agreement dated as of August 3, 2006, including the Consent and Acknowledgment thereto, by and between Ethanex Energy North America, Inc. and the investors in the Offering, which agreement was assumed by Ethanex Energy, Inc.
Incorporated by reference to Exhibit 10.1 to the September 13, 2006 8-K.

10.2	Split Off Agreement, dated September 1, 2006, by and among Ethanex Energy, Inc., Amanda Lamothe, Luke Willis, Ethanex Energy North America, Inc. and New Inverness Leaseco, Inc.	Incorporated by reference to Exhibit 10.2 to the September 13, 2006 8-K.

10.3	Employment Agreement, dated August 3, 2006, by and between Ethanex Energy North America, Inc. and Albert W. Knapp, which agreement was assumed by Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.3 to the September 13, 2006 8-K.

Exhibit No.	Description	Reference
10.4	Employment Agreement, dated August 3, 2006, by and between Ethanex Energy North America, Inc. and Randall L. Rahm, which agreement was assumed by Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.4 to the September 13, 2006 8-K.

10.5	Employment Agreement, dated August 3, 2006, by and between Ethanex Energy North America, Inc. and Bryan J. Sherbacow, which agreement was assumed by Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.5 to the September 13, 2006 8-K.

10.6	Employment Agreement, dated August 3, 2006, by and between Ethanex Energy North America, Inc. and Robert C. Walther, which agreement was assumed by Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.6 to the September 13, 2006 8-K.

10.7	Employment Agreement dated October 9, 2006 by and between Ethanex Energy, Inc. and David J. McKittrick.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2006 (File No. 333-129810).

10.8	Indemnity Agreement by and between Ethanex Energy, Inc. and Outside Directors of Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.7 to the September 13, 2006 8-K.

10.9	Joint Venture Agreement dated September 17, 2006 by and between Star Ethanol, LLC and Ethanex Energy, Inc.	Incorporated by reference to Exhibit 10.1 to the Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2006 (the “September 21, 2006 8-K”).

10.10	Operating Agreement of Ethanex Southern Illinois, LLC dated September 20, 2006.	Incorporated by reference to Exhibit 10.2 to the September 21, 2006 8-K.

10.11	Professional Services Agreement dated October 6, 2006 between Ethanex Energy, Inc. and Chevron Energy Solutions Company.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2006 (File No. 333-129810).

10.12	Joint Venture Agreement, dated August 4, 2006, with SEMO Milling, LLC.	Incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on November 15, 2006 (File No. 333-129810).

10.13	Third Amendment to Joint Venture Agreement, dated November 22, 2006, by and between SEMO Milling, LLC and Ethanex Energy North America, Inc.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2006 (File No. 333-129810).

10.14	Second Amendment to Joint Venture Agreement, dated November 20, 2006, by and between SEMO Milling, LLC and Ethanex Energy North America, Inc.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2006 (File No. 333-129810).

Exhibit No.	Description	Reference
10.15	Amendment to Joint Venture Agreement, dated August 30, 2006, by and between SEMO Milling, LLC and Ethanex Energy North America, Inc.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2006 (File No. 333-129810).

10.16	Omnibus Equity Incentive Plan.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2006 (File No. 333-129810).

16.1	Letter re Change in Certifying Accountant.	Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2006.

23.1	Consent of Gottbetter & Partners, LLP (included in its opinion filed herewith as Exhibit 5.1).

23.2	Consent of Bagell, Josephs, Levine & Company, LLC.*

24	Powers of Attorney (included on signature page).

* Filed herewith